As filed with the Securities and Exchange Commission on April [__], 2013
Registration No. 333-175132

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________

COATES INTERNATIONAL, LTD.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3510	22-2925432
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Highway 34 & Ridgewood Road
Wall Township, New Jersey 07719
Tel.: (732) 449-7717
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George J. Coates
President and Chief Executive Officer
 Coates International, Ltd.
Highway 34 & Ridgewood Road
Wall Township, New Jersey 07719
Tel.: (732) 449-7717
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications, including communications sent to agent for service, should be sent to:

Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Tel No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-175132, is filed for the purpose of including the Registrant's financial statements for the fiscal year ended December 31, 2012 contained in the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2013 and include such financial statements formatted in XBRL (eXtensible Business Reporting Language) and to update this registration statement for certain disclosures contained in the Form 10-K.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share, issuable pursuant to the Equity Credit Agreement	17,500,000	$0.37	$6,475,000	$751.75

(1)
We are registering 17,500,000 shares of our common stock (“Put Shares”) that we will put to Dutchess Opportunity Fund, II, LP (“Dutchess” or “Selling Security Holder”) pursuant to an investment agreement (the “Investment Agreement”) between Dutchess and the registrant entered into on June 6, 2011. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTCBB on June 22, 2011.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 23, 2013

COATES INTERNATIONAL, LTD.

Prospectus

17,500,000 SHARES
Common Stock

This prospectus relates to the resale of up to 17,500,000 shares (the “Shares”) of our common stock, par value $0.0001 per share issuable to Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”), a selling stockholder pursuant to a “put right” under an investment agreement (the “Investment Agreement”), also referred to as an Equity Line of Credit, that we entered into with Dutchess. The Investment Agreement permits us to “put” up to twenty million dollars ($20,000,000) in shares of our common stock to Dutchess over a period of up to thirty-six (36) months. We will not receive any proceeds from the sale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right offered by Dutchess. We will bear all costs associated with this registration.

The selling stockholder may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We are paying all of the registration expenses incurred in connection with the registration of the Shares, but we will not pay any of the selling commissions, brokerage fees and related expenses.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the ticker symbol “COTE.” Only a limited public market currently exists for our Common Stock. On April 12, 2013, the closing price of our common stock was $0.027 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: April ___, 2013

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Coates International, Ltd. (referred to herein as the “Company,” “Coates,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

We are a Delaware corporation organized in October 1991, as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988, for the purpose of researching, acquiring and holding licensed patent rights, sublicensing patent rights, and manufacturing and selling internal combustion engines for various applications. We hold the licensed rights to the patented Coates spherical rotary valve (“CSRV”) system technology which is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all internal combustion engines. The CSRV technology is adaptable for use in many types of piston-driven internal combustion engines and can be powered by almost any type of fuel, including synthetic fuels. Results of independent testing reflected noticeable fuel-savings and reduced harmful emissions. A more detailed discussion of this technology and its anticipated benefits is provided under the section “Description of Business”.

As discussed more fully in this Prospectus, as well as in our accompanying financial statements to this Registration Statement, we have incurred recurring losses from operations. For the years ended December 31, 2012 and 2011, we incurred net losses of ($4,530,083) or ($0.01 per share) and ($2,991,565) or ($0.01 per share), respectively. In addition, as of December 31, 2012, we had a an accumulated deficit of ($31,227,121) and a stockholders’ deficiency of ($3,937,287). These factors raise substantial doubt about our ability to continue as a going concern. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure needed additional working capital. In the event we become insolvent or bankrupt, ownership of our intellectual property, which is carried on our books at zero value, consisting of patent rights to the CSRV technology, would, under our license agreement, revert to George J. Coates and Gregory Coates. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated April 15, 2013 with respect to our financial statements as of and for the year ended December 31, 2012 that these circumstances raise substantial doubt about our ability to continue as a going concern.

Our common stock is traded over-the-counter on the OTCBB under the ticker symbol “COTE.”

On June 6, 2011, we entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Investment Agreement, Dutchess shall commit to purchase up to Twenty Million ($20,000,000) Dollars of our common stock over a period of up to thirty-six (36) months.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Dutchess. Pursuant to the Registration Rights Agreement, we became obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 17,500,000 shares of the common stock underlying the Investment Agreement within 30 days after the closing of the Investment Agreement. In addition, we became obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement. The effectiveness of the registration statement is temporarily suspended. While the registration statement is suspended, we are precluded from issuing additional Puts to Dutchess to raise additional working capital. We plan to file a post-effective amendment to this registration statement concurrent with or shortly after the filing of our report on Form 10-K and will diligently endeavor to undertake the process required by the Securities and Exchange Commission to restore the registration statement status to “effective” as soon as practicable.

Where You Can Find Us

Our principal executive office location and mailing address is Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719, and our telephone number is (732) 449-7717.

THE OFFERING

Common stock offered by Selling Stockholder	17,500,000 shares of common stock.

Common stock outstanding	339,384,756 shares of common stock as of April 19, 2013.

Use of proceeds
We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received under the Investment Agreement will be used for payment of general corporate and operating expenses.

OTCBB Trading Symbol	COTE. OB

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 2.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risk Factors Relating to Our Financial Condition

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

As shown in our audited financial statements as of December 31, 2012 and for the year then ended, we incurred a net loss of ($4,530,083) and as of December 31, 2012, had an accumulated deficit of ($31,227,121) and a stockholders’ deficiency of ($3,937,287). We will need to obtain additional working capital in order to continue to cover our ongoing cash expenses. In addition, the mortgage loan on our headquarters and research and development facility matures July 2013. The Company will be required to renegotiate the terms of an extension of the mortgage loan or successfully refinance the property with another mortgage lender, if possible. Failure to do so could adversely affect the Company’s financial position and results of operations.

These factors raise substantial doubt about our ability to continue as a going concern. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure needed additional working capital. In the event we become insolvent or bankrupt, ownership of our intellectual property, which is carried on our books at zero value, consisting of patent rights to the CSRV technology, would, under our license agreement, revert to George J. Coates and Gregory Coates. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated April 15, 2013 with respect to our financial statements as of and for the year ended December 31, 2012 that these circumstances raise substantial doubt about our ability to continue as a going concern.

Management has been closely monitoring its fixed and variable costs and intends to restrict such costs to those expenses that are necessary to complete activities related to preparing for commencement of the production phase of operations, identifying additional sources of working capital, maintenance of our patent rights and general administrative costs in support of such activities.

In 2012, we raised additional working capital amounting to approximately $1,123,000 consisting of proceeds of $35,000 from the sale of common stock to a director, proceeds of $355,000 from sales of common stock and common stock warrants to the son of a director, proceeds of approximately $259,000 from sales of our common stock under an equity line of credit with Dutchess Opportunity Fund II, LP, proceeds of approximately $244,000 from issuances of convertible promissory notes and proceeds of approximately $230,000, net of repayments, from issuances of promissory notes to related parties. Through April 9, 2013, we raised additional working capital of $207,000, consisting of proceeds, net of repayments, from issuances of promissory notes to George J. Coates and Bernadette Coates amounting to $70,000 and $49,000, respectively, net proceeds of a convertible promissory note of $60,000 and sales of common stock and warrants to the son of a director of $35,000.

We continue to actively seek new sources of working capital. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

WE HAVE SIGNIFICANT IMMEDIATE CAPITAL NEEDS, AND OUR ABILITY TO RAISE FUNDS ON TERMS ACCEPTABLE TO US, IS HIGHLY UNCERTAIN.

We will need additional financing in the near future for a number of uses, including:

●	Purchasing raw material inventory and hiring plant workers to commence our production phase
●	Expanding manufacturing capacity
●	Developing a skilled management team to oversee the expanded scope of our operating activities upon commencement of production
●	Developing our engineering, administrative, marketing and sales organizations
●	Expanding our research and development programs with respect to the basic CSRV system technology and applying the CSRV system technology to engines used in various commercially viable applications
●	Implementation of new systems, processes and procedures to support growth.

Additional financing may not be available on terms acceptable to us or may not be available at all.

As with any business, many aspects of our operations and our future outlook are subject to events and influences which are not within our control, such as the continuing worldwide economic crisis. This could have an adverse impact on us and our results of operations. For example:

●
The current severe limitation on the availability of credit and investor uncertainty could result in delays or the inability to acquire additional working capital needed to commence meaningful production.

●
Almont may experience unanticipated challenges and delays in raising additional equity capital needed to make the remaining balance of the Release Payment due to us under the Escrow Agreement and the license payment due under the license agreements.

●	Demand for our technology and products could be significantly reduced.
●	Estimates used in the preparation of our financial statements may need to be revised.

Risk Factors Relating to Our Business

OUR SUCCESS DEPENDS TO A LARGE EXTENT ON OUR FOUNDER GEORGE J. COATES AND HIS SON GREGORY COATES, THE LOSS OF EITHER OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

Our future success will depend in substantial part on the continued services of George J. Coates and, to a lesser extent, Gregory Coates. The loss of the services of George J. Coates and/or Gregory Coates could impede implementation of our business plan and result in reduced profitability. We expect that our future market capitalization will be highly dependent on the productivity of George J. Coates. If the employment of George J. Coates was to cease for any reason before we have hired additional senior management and engineering personnel, our business would be materially adversely affected and we may have to discontinue operations. Employment agreements with George J. Coates and Gregory Coates terminated in October 2011 and we have not entered into new employment contracts with either one of them. Although George J. Coates is our majority shareholder and Gregory Coates is a major shareholder of the Company, a risk exists that they could voluntarily terminate their employment with us at any time and for any reason. In such case, either or both of them could establish one or more new businesses that might compete with ours. We do not maintain key person insurance on either George J. Coates or Gregory Coates.

IN THE EVENT OF INSOLVENCY OR BANKRUPTCY, THE INTELLECTUAL PROPERTY RIGHTS LICENSED TO US WOULD AUTOMATICALLY REVERT BACK TO GEORGE J. COATES AND GREGORY COATES.

Under our license agreement for the CSRV system technology, in the event of insolvency or bankruptcy, our intellectual property rights and our rights to license the intellectual property would automatically revert back to George J. Coates and Gregory Coates. This would result in a lower potential recovery of investment by, and/or liquidation value to, our stockholders.

WE MAY ENCOUNTER SUBSTANTIAL COMPETITION IN OUR BUSINESS AND OUR FAILURE TO COMPETE MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

The power generation market is a highly competitive industry currently occupied by extremely large companies. These companies have far greater financial and other resources than we do and already occupy segments of the power generation market. In order to successfully penetrate this industry, the Coates Engine will have to produce the performance and durability results anticipated by management and sell at a price or prices that will enable it to effectively compete and gain entrance into this market.

WE HAVE VERY LIMITED MARKETING AND SALES EXPERIENCE.

We have no marketing or sales experience. The sales process is expected to be lengthy, in part because of skepticism about the performance of the Coates Engine. We are evaluating alternative marketing and sales channels, distributors, sublicensees and marketing partners. We may never successfully market and sell the Coates Engine.

OUR SHORT TERM BUSINESS SUCCESS IS HIGHLY DEPENDENT UPON OUR UNITED STATES AND CANADIAN SUBLICENSING AND RESEARCH AND DEVELOPMENT AGREEMENTS WHICH HAVE BEEN ASSIGNED TO ALMONT.

The initial monies due under the United States and Canadian licensing agreements and the research and development agreement assigned to Almont represent potential new sources of cash due to us totaling approximately $5.85 million. To date, we have received nonrefundable payments for the licensing and research and development agreements aggregating approximately $5,153,000. There can be no assurance that Almont will be successful in making payments to us due under the licensing agreements and the Escrow Agreement. The likelihood of Almont making further payments to us under the Escrow Agreement is highly dependent on our ability to produce and ship additional engines to Almont. To the extent that Almont experiences difficulty or delays in making such payments, our cash flow, results of operations and financial condition are adversely being affected.

In the fourth quarter of 2011, we identified cracks on the lower engine heads that resulted from a manufacturing defect by one of our suppliers. Based on our testing of the Gen Sets to confirm our resolution of this problem, we believe we have determined the cause of this cracked head condition. As soon as the Company raises sufficient working capital, it will procure new cast-steel head castings to resolve the cracked head problems with the engines originally shipped to Almont and undertake field testing of the generators, after which, it will begin larger scale production.

WE HAVE ONLY A TOKEN NUMBER OF EMPLOYEES, AND IN ORDER TO GROW OUR BUSINESS WE WILL NEED TO HIRE SIGNIFICANT ADDITIONAL PERSONNEL.

We need to hire, train and retain additional employees for all aspects of our business if we are to achieve our sales goals. Our success will also depend on our ability to attract and retain a staff of qualified managerial, engineering and manufacturing plant workers. Qualified individuals are in high demand and are often subject to competing offers. We cannot be certain that we will be able to attract and retain the qualified personnel we need for our business. If we are unable to hire additional personnel as needed, it would have a material adverse effect on our business and operations. In particular, we need trained engineers and sales personnel to educate potential customers and provide post-installation customer support.

WE MAY BE SUBJECT TO CLAIMS WITH RESPECT TO THE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH COULD RESULT IN SUBSTANTIAL COSTS AND DIVERSION OF OUR FINANCIAL AND MANAGEMENT RESOURCES TO DEFEND SUCH CLAIMS AND/OR LAWSUITS AGAINST US AND COULD HARM OUR BUSINESS.

We cannot be certain that our licensed rights to the patented engine designs and technologies will not infringe upon patents, copyrights or other intellectual property rights held by third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be able to be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against any third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations.

OUR SUCCESS IS DEPENDENT ON PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS.

We rely on a combination of patent, copyright, trademark and trade secret protections to protect our rights under our license to the proprietary technology. We cannot assure you that these trademarks and patents will not be challenged, invalidated, or circumvented, or that the rights granted under those registrations will provide competitive advantages to us.

In addition, there is currently no understanding in place regarding the ownership of new intellectual property not directly related to the CSRV system technology, developed by either George J. Coates or Gregory Coates while employed by us. As a result, there is a risk that we may not derive any benefit from such newly developed intellectual property.

WE MAY BECOME SUBJECT TO PRODUCT LIABILITY AND/OR WARRANTY CLAIMS, WHICH COULD HARM OUR FINANCIAL CONDITION AND LIQUIDITY IF WE ARE NOT ABLE TO SUCCESSFULLY DEFEND OR INSURE AGAINST SUCH CLAIMS.

We do not currently maintain product liability insurance for our CSRV products. We intend to make a proper assessment of the product liability risk related to our products and we may apply for product liability insurance, to the extent believed necessary in the future and at the time that our working capital is sufficient for this purpose. Any lawsuit seeking significant monetary damages may have a material adverse effect on our business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy. In addition, a product liability claim could generate substantial negative publicity about our CSRV products and business, and inhibit or prevent commercialization of other future CSRV products, which would have a material adverse effect on our brand, business, prospects, financial condition and operating results.

While our products are tested for quality, our products nevertheless may fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty. Liability claims could require us to spend significant time and money in litigation and pay significant damages. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results. In addition, although we plan on putting product liability insurance in place, the amount of damages awarded against us in such a lawsuit may exceed the policy limits of such insurance. Further, in some cases, product redesigns and/or rework may be required to correct a defect and such occurrences could adversely impact future business with affected customers. Our business, financial condition, results of operations and liquidity could be materially and adversely affected by any unexpected significant warranty costs.

OUR DEPENDENCE ON THIRD PARTY SUPPLIERS FOR KEY COMPONENTS OF OUR PRODUCTS COULD DELAY SHIPMENT OF OUR PRODUCTS AND REDUCE OUR SALES.

We depend on certain domestic suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of short engine blocks, custom pistons, custom spherical rotary valves, valve seals, carriers, springs, value added services and other miscellaneous components and parts for our products. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.

Risk Factors Relating to Our Product Development

LIMITED PRODUCTION AND SALES OF CSRV GEN SETS

To date, we have only had sales of two CSRV engine generators for $284,000, received only limited revenues from our research and development agreement with WWE and a number of years ago, from a small number of sales of engines, which incorporated the CSRV system technology. We have not been able to move into the CSRV engine generator production phase of our business because we have not been successful in raising sufficient new working capital.

We expect to continue to incur losses until we commence production and sale of products incorporating our CSRV system technology. We may not be profitable or operating cash flow positive in 2013 unless we receive payments from Almont as described under “Material Agreements” above, and/or can begin to generate positive cash flows from sales of CSRV Engine products or receive cash proceeds from new licensing agreements for our CSRV system technology. In addition, we may not be profitable or operating cash flow positive for several additional years after 2013.

THE COATES CSRV SYSTEM TECHNOLOGY MAY NOT HAVE THE PERFORMANCE CHARACTERISTICS AND LONGEVITY THAT WE EXPECT WHICH MAY ADVERSELY AFFECT OUR FUTURE REVENUES.

The Coates Engine has only been tested to a very limited degree in a “real world” environment. Commercial use of our industrial engines may not have the performance characteristics that we expect. Similarly, until the Coates Engine has been in use for a substantial period of time, there is no certain way to ascertain its expected longevity. Superior performance and longevity are essential elements of our ability to penetrate the power generation and other markets. Our failure to do so would have a material adverse effect on our business and, unless remedied on a timely basis we might be forced to close our operations.

Risk Factors Relating to Our Common Stock

OUR COMMON STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. In addition, due to the current trading price range of our common stock many broker/dealers will not agree to honor sell orders or clear trades in our common stock. In this case, shareholders may be required to open a new brokerage account with one of the broker/dealers that is willing to honor sell orders in our common stock. There can be no assurance that such a broker/dealer would not impose higher commission rates on such sell orders than might be customary for more actively traded stock trading in higher price ranges. It is also possible that the number of buyers in the market for our common stock could be reduced if a potential investor expects that the effort to sell shares of our common stock is too cumbersome.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, STOCKHOLDERS WILL BENEFIT FROM AN INVESTMENT IN OUR COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

We have never declared any dividends. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows, financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. We currently intend to retain our future earnings, if any, to finance further research and development, commence production of the Coates Engine and pay for our general and administrative expenses. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no assurance that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

TRADING IN OUR COMMON STOCK MAY BE VOLATILE, WHICH MAY RESULT IN SUBSTANTIAL DECLINES IN ITS MARKET PRICE.

Our common stock is likely to experience significant volatility in response to periodic variations in:

●	Our success in commencing our production phase of operations
●	Results of testing of the CSRV system technology as it is designed into various commercially feasible applications
●	Our prospects for entering into new potentially profitable license agreements for our technology
●	Performance of the CSRV system technology in the field
●	Improvements in engine technology by our competitors
●	Changes in general conditions in the economy or the financial markets

The market has also experienced significant volatility which has affected the market prices of securities issued by many companies; often for reasons unrelated to their operating performance, and may adversely affect the price of our common stock. The market for our common stock is limited. We cannot assure that an active trading market can be maintained. In such case, our stockholders may find it difficult to dispose of shares of our common stock and, as a result, may suffer a loss of all or a substantial portion of their investment.

OUR MANAGEMENT TEAM HOLDS A MAJORITY OF THE SHARES OF THE COMPANY WHICH CONSTITUTES A CONFLICT OF INTEREST WHEN MAKING DECISIONS.

Our officers and directors beneficially own a majority of the outstanding common stock as of the date of this filing. They will continue to have the ability to substantially influence the management, policies, and business operations. In addition, the rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

WE ARE REGISTERING AN AGGREGATE OF 17,500,000 SHARES OF COMMON STOCK TO BE ISSUED UNDER THE EQUITY LINE OF CREDIT. THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering an aggregate of 17,500,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit. The sale of these shares into the public market by Dutchess could depress the market price of our common stock. As of March 28, 2013, there were 339,384,756 shares of our common stock issued and outstanding. Depending on the average proceeds per share of common stock that we Put to Dutchess, if all 17,500,000 shares of stock are Put and the aggregate proceeds are less than $20 million, we are required to register additional shares of our common stock until the Equity Line of Credit terminates or until the entire $20 million Equity Line of Credit has been utilized.

YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

OUR ISSUANCE OF ADDITIONAL COMMON STOCK IN EXCHANGE FOR SERVICES OR TO REPAY DEBT WOULD DILUTE YOUR PROPORTIONATE OWNERSHIP AND VOTING RIGHTS AND COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

Our board of directors may, from time to time, approve the issuance of shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board may deem relevant at that time. We currently have $100,000 face amount of convertible debt outstanding. This debt, if not prepaid within 180 days after the date of the convertible note is convertible into shares of our common stock at a 39%-40% discount from the lowest quoted bid prices, as defined, of our common stock during a defined trading period preceding the date of conversion. It is possible that we will issue additional securities to pay for services and reduce debt in the future.

ANTI-DILUTION PROTECTION FOR GEORGE J. COATES, STOCK AWARDS TO OUR OFFICERS AND DIRECTORS AND EXERCISE OF STOCK OPTIONS WILL CAUSE ADDITIONAL SHARES OF OUR COMMON STOCK TO BE ISSUED WHICH WILL DILUTE THE OWNERSHIP INTEREST AND SHARE OF DIVIDENDS OF EXISTING SHAREHOLDERS.

We have established anti-dilution protection for George J. Coates which provides that one new restricted share of common stock be issued to George J. Coates for each new share of common stock issued to any other investors. In addition, the board of directors may, from time to time, award shares of our common stock to our officers and directors as compensation. Finally, we have granted stock options to officers, directors, consultants and advisers, which may be exercised and converted into shares of our common stock at any time after such stock options become vested. The occurrence of these events will dilute the ownership interest and share of any dividends declared by the Company and could depress the market price of our common stock.

BECAUSE WE WILL BE SUBJECT TO THE “PENNY STOCK” RULES IF THE SHARES ARE QUOTED ON THE OTC BULLETIN BOARD, THE LEVEL OF TRADING ACTIVITY IN THE SHARES MAY BE REDUCED AND SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities will likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and other quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to executing a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure and suitability requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our capital stock. Trading of our capital stock may be restricted by the SEC’s “penny stock” regulations which may limit a stockholder’s ability to buy and sell our stock.

AS A PUBLICLY REPORTING COMPANY, WE INCUR SUBSTANTIAL EXPENSES TO COMPLY WITH THE REPORTING REQUIREMENTS WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR BUSINESS AND FINANCES, THE VALUE OF OUR STOCK AND THE ABILITY OF STOCKHOLDERS TO RESELL THEIR STOCK.

Since we are subject to the information and reporting requirements pursuant to Section 15(d) of the Exchange Act, but will not be subject to other disclosure requirements such as the proxy rules, going private rules and many tender offer provisions, our stockholders will not have access to the short-swing reporting and profit receiving protections or information that is provided by beneficial ownership reporting requirements of the U.S. securities laws. Recent SEC regulation has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC publicly reporting company. If we do not meet the public company reporting requirements designed to make current information about our company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we were privately-held. In addition, we are incurring substantial expenses in connection with the preparation of this Registration Statement. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

WE MAY BE EXPOSED TO POTENTIAL RISKS, PENALTIES AND EXPENSES RESULTING FROM NEW REQUIREMENTS UNDER THE SARBANES-OXLEY ACT OF 2002.

In addition to the costs of compliance with having our shares of common stock listed on the OTC Bulletin Board and OTCQB, there are substantial penalties that could be imposed upon us if we fail to comply with all of regulatory requirements. In particular, under the Sarbanes-Oxley Act of 2002 we are required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act of 1934, as amended. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue” negatives thereof or similar expressions. These forward-looking statements are found at various places throughout this Report and include information concerning possible or assumed future results of our operations; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future operations, future cash needs, business plans and future financial results, and any other statements that are not historical facts.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Equity Line of Credit. The proceeds received from any “Puts” tendered to Dutchess under the Equity Line of Credit will be used for payment of general corporate and operating expenses.

DETERMINATION OF OFFERING PRICE

The proposed maximum offering price is determined by ninety-four percent (94%) of the lowest daily volume weighted average prices of the common stock during the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date (the “Pricing Period”). “Put Notice Date” is the trading day immediately following the day on which the Investor receives a Put Notice, as defined in Exhibit 10.1 to our Current Report on Form 8-K as filed on June 7, 2011. The offering price does not reflect market forces, and it should not be regarded as an indicator of any future market price of our securities.

DILUTION

The sale of our common stock to Dutchess in accordance with the Investment Agreement will have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess in order to drawdown on the Equity Line of Credit. If our stock price decreases during the Pricing Period, then our existing shareholders would experience greater dilution.

SELLING SECURITY HOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the Shares to permit the selling stockholder and its pledgees, donees, transferees and other successors-in-interest that receive their shares from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this Prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this Prospectus there are 339,384,756 shares of common stock and 72,883 shares of preferred stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholder,

●	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,

●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and

●
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. We previously had a similar $10 million Equity Line of Credit with another fund which expired in 2010, the General Partner of which was controlled by the same individuals.

The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Dutchess Opportunity Fund, II, LP (2)	17,500,000	17,500,000	0	0%
______________
(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the preceding table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)
As the General Partner, Dutchess Capital Management, II, LLC, which is controlled by Douglas H. Leighton and Michael Novielli, Managing Members, has the voting and dispositive power over the shares owned by Dutchess Opportunity Fund, II, LP.

PLAN OF DISTRIBUTION

The selling stockholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales after this registration statement becomes effective;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	through the writing of options on the shares;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholder or any of its respective pledgees, donees, transferees or other successors-in-interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this Prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 1,000,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of the date hereof, 339,384,756 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

As of the date hereof, 72,883 shares of preferred stock are issued and outstanding.

We may issue any class of the Preferred Stock in any series. The board of directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

The board of directors has designated 100,000 shares of Preferred Stock as Series A Preferred Stock, $0.001 par value per share. Each share of Series A Preferred Stock entitles the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are submitted to a vote of shareholders. The Series A Preferred Stock does not provide the holder any rights to share in dividends or any distribution of assets to any other shareholders of any other class of our securities in a liquidation or for any other purpose. No other authorized shares of preferred stock have been designated.

Holders

As of the date hereof, we have 769 shareholders holding 339,384,756 shares of our issued and outstanding common stock and one shareholder holding 72,883 shares of our issued and outstanding preferred stock.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Warrants

As of March 28, 2013, we had common stock purchase warrants outstanding, as follows:

Number of Warrants	Exercise Price per Share of Common Stock
2,000,001	$0.0350
333,333	0.0450
400,000	0.0500
2,181,819	0.0550
2,000,000	0.0600
4,269,838	0.0625
571,529	0.0700
666,666	0.0900
416,667	0.1200
1,200,000	0.2500
833,333	0.2700
333,333	0.3000
153,846	0.3250
1,028,570	0.3500

Stock Options

The following table sets forth information with respect to stock options outstanding at February 14, 2013:

Name	Title	Number o f Shares of Common Stock Underlying Stock Options		Exercise Price per Share	Option Expiration Date

George J. Coates	Chairman, Chief Executive Officer and President	1,000,000	(1)	$0.4400	10/23/2021
		50,000	(1)	$0.4300	11/4/2024
		275,000	(1)	$0.4000	11/17/2025
		1,800,000	(1)	$0.2500	7/25/26
		1,815,000	(2)	$0.0639	6/24/27
Gregory Coates	Director and President,	500,000	(1)	$0.4400	10/23/2021
	Technology Division	1,800,000	(1)	$0.2400	8/8/25
Barry C. Kaye	Director, Treasurer and Chief Financial Officer	125,000	(1)	$0.4400	10/18/2021
Dr. Frank J. Adipietro	Non-employee Director	25,000	(1)	$0.4400	3/28/2022
		50,000	(1)	$0.4300	11/3/2024
		85,000	(1)	$0.4000	11/17/2025
		667,000	(2)	$0.0639	6/24/27
Richard W. Evans	Non-employee Director	25,000	(1)	$0.4000	3/28/2022
		50,000	(1)	$0.3900	12/27/2024
		200,000	(1)	$0.1737	2/15/26
		3,125,000	(3)	$0.0639	6/19/27
Dr. Michael J. Suchar	Non-employee Director	25,000	(1)	$0.4400	3/28/2022
Richard Whitworth	Non-employee Director	25,000	(1)	$0.4400	3/28/2022
William Wolf. Esq.	Outside General Counsel	25,000	(1)	$0.4400	4/4/2022
Company Supplier	Company Supplier	30,000	(1)	$1.0000	10/7/2015
_____________
(1)	These stock options are fully vested.
(2)	These stock options will vest on June 25, 2013.
(3)	These stock options will vest on June 20, 2013.

Convertible Notes

As of March 28, 2013, we had $100,000 principal amount of convertible promissory notes outstanding.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. We plan to retain any earnings to finance the development of the business and for general corporate purposes.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of our common stock offered under this prospectus is being passed upon for us by Anslow & Jaclin, LLP. Mr. Jaclin does not own any shares of our common stock.

The financial statements as of and for the years ended December 31, 2012 included in this prospectus and the registration statement have been audited by Cowan, Gunteski & Co., P.A., Certified Public Accountants, (“Cowan”) to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements as of and for the year ended December 31, 2011 included in this prospectus and the registration statement have been audited by Meyler & Company, LLC, Certified Public Accountants, (“Meyler”) to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

General

Coates International, Ltd. ("we" or the "Company") has been developing over a period of more than 20 years a patented Coates spherical rotary valve (“CSRV”) system technology which is adaptable for use in piston-driven internal combustion engines of many types. Independent testing of various engines in which we incorporated our CSRV system technology (“CSRV Engines”) confirmed meaningful fuel savings when compared with internal combustion engines based on the conventional “poppet valve” assembly prevalent in most internal combustion engines throughout the world. In addition, our CSRV Engines produced only ultra low levels of harmful emissions while in operation. Engines operating on the CSRV system technology can be powered by a wide selection of fuels. We believe that these three major advantages of the CSRV system technology constitute the first revolutionary technological advancement of the internal combustion engine suitable for large scale production since its introduction more than one hundred years ago.

The CSRV system technology is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven stationary, automotive, motorcycle and marine engines. Unlike conventional valves which protrude into the engine cylinder, the CSRV system technology utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The CSRV system technology utilizes only a small fraction of the moving parts in a conventional poppet valve assembly. As a result of the design improvements, management believes that CSRV Engines will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, CSRV Engines can be designed with larger openings into the engine cylinder than conventional valves so that more fuel and air can be inducted into, and expelled from the cylinder in a shorter period of time. By engineering larger valve openings into the technology, we are able to achieve higher revolutions-per-minute (“RPM’s”) and efficiently and safely operate the engines using higher compression ratios while experiencing lower combustion chamber temperatures enabling the CSRV Engine to produce more power than equivalent, conventional engines. The extent to which the CSRV technology system can achieve higher RPM’s, greater volumetric efficiency and thermal efficiency is a function of the engine design and type of application.

We have been granted an exclusive license to this technology from our founder, George J. Coates and his son, Gregory Coates (the “Coates License Agreement”), in the Territory defined to include North America, Central America and South America (the “Americas”).

Since our inception, the bulk of our development costs and related operational costs have been funded primarily through cash generated from the sale of our common stock, issuances of promissory notes and convertible promissory notes, capital contributions, sales of a small number of natural gas powered CSRV industrial electric power generator sets (“Gen Sets”), a gain on the sale of the land and building that serves as our principal facility, and from the performance of contractual research and development activities involving the CSRV system technology and the receipt of licensing fees for our CSRV system technology. During the years ended December 31, 2012 and 2011, we reported sales of $-0- and $125,000, respectively, gross margin of approximately $-0- and $60,000, respectively and revenues from such research and development of $-0- and $150,000, respectively. For the years ended December 31, 2012 and 2011, we incurred net losses of approximately ($4,530,000) and ($2,992,000), respectively. The accumulated net losses from inception of the Company through December 31, 2012 amounted to approximately ($31,227,000). We may continue to be unprofitable until the CSRV Engine is successfully introduced into the marketplace, or we receive substantial licensing revenues. These accumulated losses were substantially related to research and development of our intellectual property, patent filing and maintenance costs, costs incurred related to efforts to raise additional working capital and general and administrative expenses in connection with our operations. In 2012, we raised additional working capital amounting to approximately $1,123,000 consisting of proceeds of $35,000 from the sale of common stock to a director, proceeds of $355,000 from sales of common stock and common stock warrants to the son of a director, proceeds of approximately $259,000 from sales of our common stock under an equity line of credit with Dutchess Opportunity Fund II, LP, proceeds of approximately $244,000 from issuances of convertible promissory notes and proceeds of approximately $230,000, net of repayments, from issuances of promissory notes to related parties. Through March 28, 2013, we raised additional working capital of $198,000, consisting of proceeds, net of repayments, from issuances of promissory notes to George J. Coates and Bernadette Coates, spouse of George J. Coates amounting to $65,000 and $37,000, respectively, net proceeds of a convertible promissory note of $60,000 and sales of common stock and warrants to the son of a director of $35,000.

Coates International, Ltd. is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988. Our operations are located in Wall Township, New Jersey (approximately 60 miles outside of New York City). We maintain a website at the following address: www.coatesengine.com. Through a link on our website to the U.S. Securities and Exchange Commission (“SEC”) website, www.sec.gov, we provide free access to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after electronic filing with the SEC. Our Code of Business Conduct and Ethics for our directors, officers and employees can be viewed on our website at www.coatesengine.com. We will post on our website any waivers of, or amendments to, such code of ethics. Our website and the information contained therein or linked thereto are not incorporated by reference into this report.

Background

The internal combustion engine has been in use for more than 100 years and is the most widely used engine in the world. Industry sources indicate that there are more than 120 million new internal combustion engines built in the world every year and that 40 million engines are rebuilt annually. In the late 1960's and 1970's, most internal combustion vehicle engines in the United States were running at a compression ratio of 12 to 1 which resulted in an engine efficiency of approximately 35 percent. The rest of the engine's power is lost in friction, pumping and heat loss. When it was determined that lead additives in fuel had an adverse effect on the environment, the federal government mandated the use of unleaded gasoline. Unleaded gasoline is a less desirable fuel than leaded gasoline when considering fuel density and efficiency. The early use of unleaded gasoline in engines that were designed to operate on leaded fuel, revealed a host of unanticipated design problems, principally related to overheating of the engine combustion chamber, pre-ignition and resultant damage. That problem was largely addressed by lowering engine compression ratios, but at a cost of reduced efficiency from approximately 35% to approximately 22%. This loss of efficiency reduces gas mileage and engine performance. Efficiency can be improved by increasing “volumetric efficiency” at maximum RPM’s, but conventional valves tend to “float” or bounce at higher RPM’s and are consequently unable to deliver adequate air and fuel to the cylinder. In an attempt to solve this problem, engine manufacturers increased the number of valves per cylinder, but this approach created other problems that cause unburned fuel to escape through the exhaust valves leading to a loss of power, lower gas mileage and increased pollutants. In addition, variable valve timing partially solved some of these additional problems, but that solution involves additional moving parts that eventually degrade and wear out. Also, variable valve timing on quick deceleration can cause piston and valve contact with resultant serious damage. Furthermore, conventional valves with solid “valve lifters” as opposed to hydraulic valve lifters must have clearances readjusted periodically. In sum, conventional “poppet” valves have been the most troublesome part of the internal combustion engine. The basic inefficiencies of the conventional poppet valve design result in engine inefficiency and decreases in engine life.

Conventional poppet valves also have significant environmentally unfriendly characteristics. Conventional exhaust valves are lubricated with engine oil which burns in combustion and is expelled directly into the atmosphere. Intake valves are also lubricated with engine oil, which is washed off and forced into the combustion chamber with the air and fuel mixture. This slows down the combustion process and produces further emissions and eventually clogs the catalytic converter. Poppet valve engines cannot use high compression ratios because they will become red hot and pre-ignition will be experienced.

Our management believes that the patented CSRV system technology solves or significantly mitigates these problems. Coates spherical rotary valves are vented and charged on the opposite side of each valve sphere and rotate away from the combustion chamber reducing engine combustion chamber heat and allowing higher compression ratios that make the engine significantly more efficient and powerful.

We have adapted our patented technology to natural gas fueled industrial electric power engine generators (“Gen Sets”) and intend to commence production upon securing sufficient new sources of working capital for this purpose.

Markets

The design of the CSRV system technology provides us with the flexibility to retrofit our existing internal combustion engines of all sizes and applications to appeal to a number of different geographic and product markets. In addition, the CSRV system technology has been designed to operate effectively on a wide range of alternative fuels. Accordingly, there are no technical barriers that need to be overcome in order to strategically target economically feasible markets for products powered by internal combustion engines including, but not limited to the following: engines for electric power generators for various applications ranging from home use to the largest industrial complexes to augmented “grid” installations; engines to power motorcycles, automobiles, light trucks, heavy trucks, machinery, railroads, marine engines, military equipment, light aircraft, helicopters, lawn mowers, snowmobiles and jet skis, etc.

According to data in a table published by the Federal Highway Administration of the U.S. Department of Transportation titled “Highway Statistics 2010” there were total U.S. vehicle registrations for the fifty states as follows:

Automobiles	Buses	Trucks	Total
130,892,240	846,051	110,332,254	242,060,545

Strategy

Our long-term objective is to become a leader throughout the Americas in the design, manufacture, licensing to third party manufacturers and sales and distribution of our CSRV internal combustion engines for a wide variety of uses. Our primary targeted market is the industrial electric power generator market. We have adapted the CSRV system technology to manufacture our 14.0 liter inline, 6-cylinder, 855 cubic inch engine industrial generator fueled by natural gas, one of many types of Gen Sets. In parallel to penetrating the commercial/industrial generators market, we intend to adapt the CSRV system technology to be used in other markets, in which internal combustion engines are used, such as motor vehicles, motorcycles, trucks, ships, trains, military equipment, light aircraft, helicopters and others.

Operational Plan

We have completed development of the CSRV system technology-based generator engine and are prepared to commence the production phase of our operations, provided we raise sufficient new working capital to first produce and field test a number of additional engine generators which incorporate our solution for the cracked heads . Initially, we intend to sell the engine generators to Almont Energy, Inc., (“Almont”) the successor in interest to Well to Wire Energy, Inc. (“WWE”) for (i) a license agreement covering the territory of Canada; and, (ii) certain rights to a license covering the territory of the United States. Almont is a privately held, independent third party entity based in Alberta, Canada.

We intend to take advantage of the fact that essentially all the components of the CSRV generator engine may be readily sourced and acquired from subcontractors, and, accordingly, expect to manufacture the engine generator in the two following ways:

●
Assembly – to develop assembly lines within owned manufacturing facilities. We intend to initially commence production of Gen Sets on a small scale. This will enable us to prove our concept for the CSRV system technology and we expect this will dovetail with the existing substantial demand in the marketplace. We plan to address this demand by establishing large scale manufacturing operations in the United States. We have already taken steps to identify a suitable size and appropriate location for a high capacity manufacturing plant. Transitioning to large scale manufacturing is expected to require a substantial increase in our work force and substantial capital expenditures.

●	Licensing the CSRV system technology to Original Equipment Manufacturers (“OEM’s”) – to take advantage of third party manufacturers’ production capacity and resources by signing OEM agreements.

Our ability to establish such manufacturing operations, recruit plant workers, finance initial manufacturing inventories and fund capital expenditures is highly dependent on our ability to successfully raise substantial new working capital in an amount and at a pace which matches our business plans. Potential sources of such new working capital include sales of our equity and/or debt securities through private placement, pursuing and entering into additional sublicensing agreements with OEM’s and/or distributors, positive working capital generated from sales of our CSRV products to Almont and others once we raise sufficient new working capital and commence production. Although we have been successful in raising sufficient working capital to continue our ongoing operations, we have encountered very challenging credit and equity investment markets, and have not been able to raise sufficient new working capital to enable us to commence production of our CSRV products. There can be no assurance that we will be successful in raising adequate new working capital or even any new working capital to carry out our business plans. The current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure such additional working capital.

Material Agreements

License Agreement – George J. Coates and Gregory Coates

In April 2007, we amended and restated our license agreement covering the CSRV system technology (the “Coates License Agreement”). Under the Coates License Agreement, George J. Coates and Gregory Coates granted to us an exclusive, perpetual, royalty-free, fully paid-up license to the intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV system technology (the “CSRV Engine”) and that is currently owned or controlled by them (the “CSRV Intellectual Property”), plus any CSRV Intellectual Property that is developed by them during their employment with us. In the event of insolvency or bankruptcy of the Company, the licensed rights would terminate and revert back to George and Gregory Coates.

Sublicense Agreement with Almont Energy, Inc. for Western Hemisphere Territory

In January 2010, we consented to the assignment of our sublicensing agreement with between us and WWE (“Sublicensee”) dated September 29, 1999 to Almont. This sublicense agreement exclusively licenses within Canada the use of the CSRV system technology for industrial engines fueled by natural gas to generate electrical power for the oil and gas industry (the “Canadian License”). The Canadian Sublicense provided for a license fee of $5,000,000, of which a deposit payment in the amount of $300,000 was made upon execution. A separate research and development agreement provided a $5,000,000 fee payable to us in consideration for the development and delivery of certain prototype engines. We completed development of the prototypes in accordance with this agreement at the end of 2007. The research and development agreement has not been reduced to the form of a signed written agreement. To date, we have been paid a combined total of approximately $5,153,000 by WWE and Almont under these agreements.

Additional provisions of the Canadian Sublicense agreement are as follows:

●	Sublicensee shall have the exclusive right to use, lease and sell electric power generators designed with the CSRV system technology within Canada.
●	Sublicensee will have a specified right of first refusal to market the electric power generators worldwide.
●
Upon commencement of the production and distribution of the electric power generators, the minimum annual number of generators to be purchased by Sublicensee in order to maintain exclusivity is 120. Until otherwise agreed between the parties, the price per generator shall be $159,000. We have agreed to pass along to Almont savings we expect to realize from economies of scale inherent in high volume production of the CSRV units. In the event Sublicensee fails to purchase the minimum 120 Coates generator engines during any year, Sublicensee will automatically lose its exclusivity. We have temporarily waived this provision due to the delay in delivery of Gen Sets. In such case, Sublicensee would retain non-exclusive rights to continue to use and sell the CSRV generator engine in the territory of Canada.

●	Sublicensee is required to pay a royalty to us equal to 5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000).
●	All licensed rights under this sublicense agreement related to the CSRV system technology will remain with the Company.

In January 2010, we also consented to the assignment of the rights to a conditional sublicensing agreement with WWE covering the territory of the United States of America (the “US License”) to Almont. The US License provides for a license fee of $50 million and annual minimum purchases of CSRV Units as a condition of exclusivity. The US license has been deposited into an escrow account and the grant of the license is not effective until the conditions for release from escrow are satisfied.

The escrow agreement was established to provide a more secure mechanism for us to collect payments due under both the prior Canadian sublicensing and research and development agreements and the new $50 million US License (the “Escrow Agreement”). The Escrow Agreement provides that the US License shall be held until we receive a release payment (the “Release Payment”). The Release Payment consists of (i) an initial down payment required under the US License of $1 million and (ii) an $8.5 million payment of the balance of the monies due to us at the date of the Escrow Agreement, in connection with the sublicense for the territory of Canada, including the Canadian License Agreement and the research and development agreement (the “Canadian Agreements”). While the US License is held in escrow, there shall not be any grant of license. Almont is expected to continue to make non-refundable periodic payments to us in unspecified amounts as partial payments of the Release Payment until the Release Payment has been paid in full. The first $3.8 million of the Release Payment, which has been designated as payment of the fees due under the research and development agreement, is being recognized as revenue at the time the cash payments are received. We have received approximately $3.65 million of the Release Payment to date. In addition, WWE had made nonrefundable payments to us totaling $1.5 million prior to establishment of the Escrow Agreement. For the years ended December 31, 2012 and 2011, we received $-0- and $150,000, respectively of non-refundable payments which have been recognized as research and development revenue. Upon full satisfaction of the Release Payment, Almont would be granted a sublicense for the territory of the United States under the US License agreement.

The remaining balance of the Release Payment is currently $5,847,000. It is unlikely that Almont will be able to make further payments of the Release Payment until we raise sufficient new working capital to commence manufacturing operations and shipping of Gen Sets. To the extent that Almont is not successful or experiences delays in remitting the balance of the Release Payment, the Company’s cash flow, results of operations and financial condition are adversely affected.

In connection with the assignment of the Canadian and US License from WWE to Almont, we extended the date by which the entire Release Payment must be paid, until March 19, 2012 (the “Release Payment Due Date”). In early 2012, we agreed to further extend the Release Payment Date under the Escrow Agreement until March 2014 to compensate for the delay caused by the delayed delivery of Gen Sets. Almont is required to remit to us 60% of any and all proceeds from funds raised from any equity, debt or lending transactions, exclusive of equipment financing transactions, until the Release Payment is paid in full.

The US License would, if Almont is able to satisfy the Escrow Agreement release provisions, grant to Almont the right to use, sell and lease Licensed Products manufactured by us as the power source for the generation of electrical energy for the oil and gas industry and landfills. Licensed Products consist of CSRV Valve Systems, CSRV Valve Seals, CSRV Rotary Valve Spheres, CSRV Valve Components and CSRV Engines for the oil and gas industry and landfills. Almont is also obligated to pay a royalty to us equal to 2.5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000).

The manufacture of our licensed products by Almont is prohibited. Almont is required to procure all internal combustion engines incorporating the CSRV system technology from us or our designee. The license granted to Almont is exclusive within the Territory, provided that Almont satisfies the minimum annual purchase commitment of 120 internal combustion engines incorporating the CSRV system technology, the Coates Engines and all component parts. The agreement also grants Almont a right of first refusal in the event that we negotiate an offer with another third party for a worldwide license to use the licensed product in the oil and gas industry and landfill operations.

The remaining balance of the US License fee of $49 million is payable in quarterly installments in an amount equal to 5% of Almont’s prior quarter net profits. In any event, the entire balance of the licensing fee must be paid in full on or before February 19, 2016.

Acceleration of the balance of the licensing fee payments shall be required in the event that Almont completes a stock offering or private placement offering. The entire unpaid balance of the licensing fee shall become due and payable if Almont raises $100 million or more from such offerings.

Equity Line of Credit with Dutchess Opportunity Fund II, LP

In June 2011, we entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Investment Agreement, Dutchess committed to purchase, in a series of purchase transactions (“Puts”) up to Twenty Million ($20,000,000) Dollars of the Company’s common stock over a period of up to thirty-six (36) months.

The amount that the Company is entitled to request with each Put delivered to Dutchess is equal to, at its option, either (i) two hundred percent (200%) of the average daily volume (U.S. market only) of its common stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or (ii) five hundred thousand dollars ($500,000). The purchase price to be paid by Dutchess for the shares of common stock covered by each Put will be equal to ninety-four percent (94%) of the lowest daily volume weighted average prices of the common stock during the period beginning the Put Notice Date and ending on and including the date that is five (5) trading days after the date the Put Notice is delivered (the “Pricing Period”). “Put Notice Date” is the trading day immediately following the day on which Dutchess receives a Put Notice from the Company.

In connection with the Investment Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Dutchess. Pursuant to the Registration Rights Agreement, the Company filed a registration statement with the Securities and Exchange Commission (“SEC”), which became effective in August 2011 covering 17,500,000 shares of the Company’s common stock underlying the Investment Agreement. In addition, during the term of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of such registration statement. Currently, the registration statement is not effective as it does not contain financial statements that are current. While the registration statement remains not effective, we are precluded from issuing additional Puts to Dutchess to raise additional working capital. We plan to file a post-effective amendment to this registration statement concurrent with or shortly after the filing of this report on Form 10-K and will diligently endeavor to undertake the process required by the Securities and Exchange Commission to restore the registration statement status to “effective” as soon as practicable.

For the years ended December 31, 2012 and 2011, we received proceeds of approximately $259,000 and $1,490 from the sale of 2,256,677 and 10,000 registered shares of our common stock, respectively, under this equity line of credit with Dutchess.

Competition

Management believes that the Coates Engine generators which are based on the CSRV system technology will provide substantially enhanced efficiencies in power generation and longevity. We believe that the Coates Engines will outperform other comparable natural gas-fueled electric generator engines currently utilized in the energy conversion market.

Notwithstanding our perceived competitive advantages, the power generation market is a highly competitive industry currently occupied by extremely large companies such as Caterpillar, Inc., which owns MAK, Perkins and FG Wilson, Detroit Diesel Corporation, AB Volvo, Cummins and Marathon, among others. These companies have far greater financial and other resources than we do and already occupy segments of the power generation market. In order to successfully penetrate this industry, the Coates Engines will have to produce the performance and durability results anticipated by management and sell at a price or prices that will enable it to effectively compete and gain entrance into this market.

Parts and Supplies

To date, management has utilized the services of various vendors and suppliers available throughout the United States to provide all of the parts necessary to produce the Coates Engines. We expect to continue to purchase all of our raw materials and parts, manufactured to our specifications, from a wide assortment of suppliers. We have signed a letter of intent with Marathon Electric Manufacturing Corp. for the supply of generators and components. We also entered into an agreement with Cummins Power Systems (a business owned by Cummins Inc.) to supply industrial engine blocks and components to us for our manufacturing activities. We intend to initially commence the assembly of the Coates Engines at our New Jersey facility and to subsequently acquire additional facilities to increase our manufacturing capacity, as needed.

Licenses and Patents

The Coates License Agreement grants us an exclusive, perpetual, royalty-free, fully paid-up license in the territory of North, Central and South America, to use all intellectual property rights that are currently owned or controlled by the licensors that directly relate to an internal combustion engine that includes the CSRV system technology. The license also covers any new or improved technology and related intellectual property rights that are directly related to the CSRV Engine system technology developed by the licensors during their employment with us.

Included in the license are intellectual property rights for 17 patents registered in the United States; certain patents registered in Canada, Mexico, in countries in Central and South America relating to the CSRV system technology; and one U.S. patent application filed by Mr. George J. Coates. These patents are owned by George J. Coates and Gregory Coates. Under our license agreement, we are obligated to pay for all costs relating to the ongoing maintenance of the patents.

We rely upon patents, trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We can provide no assurance that we can successfully limit unauthorized or wrongful disclosures of trade secrets or otherwise confidential information. In addition, to the extent we rely on trade secrets and know-how to maintain our competitive technological position, there can be no assurance that others might not independently develop the same, similar or superior techniques.

Environmental Regulatory Compliance

All of our engines, including the Coates Engine, will be subject to extensive environmental laws, rules and regulations that impose standards for emissions and noise. Initially, compliance with the emissions standards promulgated by the U.S. Environmental Protection Agency ("EPA"), as well as those imposed by the State of New Jersey and other jurisdictions where we expect our engines will be used, will have to be achieved in order to successfully market the Coates Engine. When selling individual engines, we are not subject to the governmental standards as set forth in 40CFR (Code of Federal Regulations) 1048, which regulates environmental standards for natural gas-powered industrial engines. In this case, the purchaser or sublicensee becomes responsible for complying with applicable governmental standards in its territory. We believe that our natural gas powered engine/generators comply with governmental standards as set forth in 40CFR (Code of Federal Regulations) 1048, that regulates environmental standards for natural gas-powered industrial engines. Our ability to comply with applicable and future emissions standards is necessary for us to enter the power generation and other markets. Failure to comply with these standards could result in a material adverse effect on our business and financial condition.

Employees

At December 31, 2012, we had 7 employees, including George J. Coates and his son Gregory Coates, who perform management, assembly and research and development functions. Bernadette Coates, the spouse of George J. Coates, is employed as an administrative manager for the Company.

DESCRIPTION OF PROPERTY

We own our executive offices and research and development facility, which is located in an approximately 25,000 square foot building on 7 acres in Wall Township, New Jersey, approximately 60 miles outside of New York City.

In our research and development operations, we own and utilize milling machines, lathes, grinders, hydraulic lifts and presses, tooling, a dynamometer, emission testing machines and computerized drafting and printing equipment. All such equipment is in good condition.

LEGAL PROCEEDINGS

Mark D. Goldsmith, a former executive of the Company, filed a lawsuit against the Company in which he asserts that we are liable to him for breach of an employment contract that we assert never became effective. In the opinion of management, Mr. Goldsmith’s performance was unsatisfactory and, accordingly, he was offered the opportunity to resign. Further, management is of the opinion that the claim of Mr. Goldsmith is baseless because we had cause to terminate our relationship with Mr. Goldsmith. We intend to vigorously defend this lawsuit and have instituted a counterclaim against Mr. Goldsmith. We believe that Mr. Goldsmith misrepresented his background and capabilities to induce us and/or Coates Motorcycle Company, Ltd. to hire him. We are also contending that certain of Mr. Goldsmith's business decisions were made to further his self-interest rather than our interests. We believe that Mr. Goldsmith's claims have no basis in fact and, accordingly, that the outcome of this legal action will not be material to our financial condition or results of operations. Efforts by the court to settle this matter have been unsuccessful. Trial is currently scheduled for May 28, 2013. We intend to vigorously defend against Mr. Goldsmith’s claims and pursue our counterclaims.

We have, in prior years, without prejudice to our position that the employment contract never became effective, accrued compensation under the terms of the employment agreement for accounting purposes only, of $96,000 of salary. Although we do not intend to make any payments to Mr. Goldsmith in connection with this employment agreement, this amount is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

We are not a party to any other litigation that is material to our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board and Pink Sheets, ticker symbol COTE. The closing price of the common stock on April 19, 2013 was $0.037 per share. The high and low closing bid prices for trading of our stock for each of the quarters during 2012 and 2011 are as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2012:
High	$0.16	$0.13	$0.08	$0.07
Low	$0.12	$0.05	$0.05	$0.01
2011:
High	$0.24	$0.56	$0.29	$0.20
Low	$0.17	$0.16	$0.14	$0.12

Holders

At April 19, 2013 the number of holders of record of our common stock was 768. Because shares of our common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of our shares is substantially larger than the number of stockholders of record

Dividends

We have never declared or paid any cash dividends on shares of our common or preferred stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and related notes appearing elsewhere in this Prospectus. Various statements have been made in this Prospectus that may constitute “forward-looking statements”. Forward-looking statements may also be made in Coates International, Ltd.’s Quarterly and Annual Reports filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) and in other documents. In addition, from time to time, Coates International, Ltd. through its management may make oral forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from such statements. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Coates International, Ltd. undertakes no obligation to update or revise any forward-looking statements.

Background

We have completed development of the Coates spherical rotary valve engine technology. This technology has been successfully applied to natural gas fueled industrial electric power generator engines, automobile engines, residential generators and high performance racing car engines. We have also designed and retrofitted the CSRV system technology into a diesel engine which is suitable for and can be applied to heavy trucks. We have been primarily investing our management time and resources in securing new working capital and developing plans for transitioning to large scale production in order to be properly positioned to take advantage of this technology as it achieves acceptance in the marketplace. This includes consideration of an optimal location, shipping logistics, manufacturing capacity and quality of the labor pool for such large scale manufacturing.

In the fourth quarter of 2011, we identified cracks on the lower engine heads that resulted from a defect in the manufacturing by one of our suppliers. Based on our testing of the Gen Sets to confirm our resolution of this problem, we believe we have determined the cause of this cracked head condition. As soon as the Company raises sufficient working capital, it will procure new cast-steel head castings to resolve the cracked head problems with the engines originally shipped to Almont and undertake field testing of the generators, after which, it will begin larger scale production. We continue to be engaged in new research and development activities in connection with applying this technology to other commercially feasible internal combustion engine applications and intend to manufacture engines and/or license the CSRV system technology to third party Original Equipment Manufacturers (“OEM’s”) for multiple other applications and uses.

Plan of Operation

We have completed development of the CSRV system technology-based generator engine and are prepared to commence the production phase of our operations. Initially, we intend to sell the engine generators to Almont for (i) a license agreement covering the territory of Canada; and, (ii) certain rights to a license covering the territory of the United States. Almont is a privately held, independent third party entity based in Alberta, Canada.

We intend to take advantage of the fact that essentially all the components of the Gen Sets may be readily sourced and acquired from subcontractors and, accordingly, expect to manufacture the Gen Sets in the two following ways:

●
Assembly – to develop assembly lines within our premises. We intend to initially commence production on a small scale. This will enable us to prove our concept for the CSRV system technology and we expect this will dovetail with the existing substantial demand in the marketplace. We plan to address this demand by establishing large scale manufacturing operations in the United States. Transitioning to large-scale manufacturing is expected to require a substantial increase in our work force and substantial capital expenditures. To date, we have not been successful in securing the necessary working capital for this purpose.

●	Licensing the CSRV system technology to OEM’s – to take advantage of third party manufacturers’ production capacity by signing OEM agreements.

Our ability to establish such manufacturing operations, recruit plant workers, finance initial manufacturing inventories and fund capital expenditures is highly dependent on our ability to successfully raise substantial new working capital in an amount and at a pace which matches our business plans. Sources of such new working capital include sale of CSRV products, selling shares of our common stock through the equity line of credit arrangement with Dutchess Opportunity Fund II, LP, sales of our common stock and warrants through private transactions, issuances of promissory notes and convertible promissory notes, sales of our equity and/or debt securities through private placement offerings, pursuing and entering into additional sublicensing agreements with OEM’s and/or distributors and additional Release Payments from Almont. There can be no assurance that we will be successful in raising adequate new working capital or even any new working capital to carry out our business plans. The current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure such additional working capital.

Significant Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles in the United States requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These significant estimates include determining the fair value of convertible promissory notes containing embedded derivatives as a result of variable conversion rate provisions, determining a value for Series A Preferred Stock issued and certain limited anti-dilution rights granted to George J. Coates during the year ended December 31, 2011, assigning useful lives to the Company’s property, plant and equipment, determining an appropriate amount to reserve for obsolete and slow moving inventory, providing a valuation allowance for deferred tax assets, assigning expected lives to and estimating the rate of forfeitures of stock options granted and selecting a volatility factor for the Company’s stock options in order to estimate the fair value of the Company’s stock options on the date of grant. Actual results could differ from those estimates.

Results of Operations for the Years Ended December 31, 2012 and 2011

Our principal business activities and efforts during 2012 and 2011 were devoted to (i) undertaking efforts to raise additional working capital in order to fund the start up of large scale manufacturing operations, including applications to and negotiations with certain states that are actively offering business, finance and tax incentives to new businesses willing to relocate their operations in order to stimulate their economy and create new jobs within the state; and (ii) developing plans for transitioning to large scale manufacturing in anticipation of our CSRV system technology achieving widespread market acceptance.

Although we incurred substantial net losses for the years ended December 31, 2012 and 2011 of $4,530,000 and $2,992,000, respectively, it is important to consider that a substantial portion of these losses resulted from non-cash expenses required to be recorded for financial reporting purposes in accordance with GAAP. These net losses should be considered in view of the fact that actual cash used for operations was significantly less than these net losses amounting to ($1,108,000) and ($1,338,000) in 2012 and 2011, respectively. Included in the net losses for financial reporting purposes in 2012 and 2011 was non-cash stock-based compensation expense of $2,388,000 and $1,031,000, respectively, unpaid accrued interest expense of $410,000 and $404,000, respectively, a reserve for slow-moving and obsolete inventory of $236,000 in 2012 and an increase in the fair value of embedded derivative liabilities of $165,000 in 2011. Also, included in 2012, was non-cash other income from a decrease in the fair value of embedded derivative liabilities of $130,000.

Revenue

There were no sales in 2012 as we are working on securing sufficient working capital to manufacture additional Gen Sets. Sales amounted to $125,000 for the year ended December 31, 2011 arising from the sale of a CSRV natural gas powered industrial electric power generator to Almont Energy, Inc. Gross margin on this sale after costs of sales of $65,000 amounted to $60,000.

There were no revenues from research and development in 2012. Revenues from research and development for the year ended December 31, 2011 amounted to $150,000, which consisted of a non-refundable partial payment of the Release Payment, as provided for by our Escrow Agreement with Almont.

Sublicensing fee revenue for the years ended December 31, 2012 and 2011 amounted to $19,000 and $14,000, respectively. Sublicensing fees are being recognized by amortizing the license deposit of $300,000 on the Canadian License over the approximate remaining life of the last CSRV technology patent in force at that date.

Other income in 2012 of $60,000 consisted of insurance proceeds from a business interruption loss of $50,000 and recognition of unearned income of $10,000. There was no other income in 2011.

Expenses

Research and Development Expenses

Research and development expenses increased by $466,000 or 130% to $826,000 in 2012 from $360,000 in 2011. This net increase is primarily due to (i) a $236,000 write-off in 2012 of slow moving and obsolete inventory charged to research and development expenses because the inventory items are no longer suitable for manufacturing, (ii) an increase in compensation and benefits allocated to research and development expenses of $57,000, (iii) an increase in stock-based compensation expense allocated to research and development of $85,000, (iv) a charge to research and development expense of $115,000 for the estimated remediation costs for Gen Sets previously sold that experienced cracked heads; partially offset by (v) a decrease in parts and materials utilized in research and development of ($26,000).

General and Administrative Expenses

General and administrative expenses increased by $1,242,000 or 59% to $3,332,000 in 2012 from $2,090,000 in 2011. This net increase was primarily related to increases in (i) stock-based compensation expense of $1,275,000 primarily due to anti-dilution shares of common stock awarded, but not issued, to George J. Coates in 2012; and,(ii) increases in investor relations expenses of $61,000, legal and professional fess of $13,000, offering costs of $8,000, patent maintenance costs of $6,000 and printing costs of $6,000, partially offset by decreases in (i) compensation and benefits of ($47,000) as a higher amount of compensation and benefits was allocated to research and development expenses, (ii) marketing expenses of ($23,000), (iii) office expenses of ($19,000), (iv) travel and entertainment of ($10,000), (v) utilities of ($9,000), (vi) S.E.C. compliance costs of ($8,000), (vii) parts used of ($5,000), (viii) real estate taxes of ($4,000) and (ix) net other expenses of ($2,000).

In order to preserve our working capital, George J. Coates, Barry C. Kaye and Bernadette Coates have voluntarily agreed to defer payment of their compensation for certain periods in 2013 and 2012, which as of March 25, 2013, amounted to approximately $38,000, $75,000 and $5,000, respectively. This deferred compensation is intended to be paid when we are successful in our efforts to raise sufficient new working capital.

Loss from Operations

A loss from operations of ($4,204,000) was incurred in 2012 compared with a loss from operations of ($2,296,000) in 2011.

Other Income (Expense)

For the years ended December 31, 2012 and 2011, other income (expense) amounted to $190,000 and ($165,000), respectively, included a decrease (increase) of $130,000 and ($165,000), respectively, in the estimated fair value of an embedded derivative liability related to the variable conversion rate on the outstanding balance of convertible promissory notes. Also, included in other income for the year ended December 31, 2012, was insurance proceeds of $50,000 related to business interruption losses caused by the superstorm known as Sandy in November 2012. These proceeds reimbursed costs incurred included in operating expenses in the accompanying statement of operations for the year ended December 31, 2012. The balance of the other income of $10,000 is from the recognition of non-refundable unearned income related to the termination of discussions to enter into a business transaction with a Chinese manufacturing company.
.
Depreciation and amortization expense decreased to $66,000 in 2012 from $70,000 in 2011.

Interest Expense

Interest expense decreased to $516,000 in 2012 from $531,000 in 2011. Interest expense in 2012 consisted of non-cash interest related to convertible promissory notes of $307,000, mortgage loan interest of $122,000, interest on promissory notes to related parties of $78,000, amortization of deferred financing costs of $8,000 and interest on the 10% convertible promissory notes of $1,000. Interest expense in 2011 consisted of mortgage loan interest of $126,000, non-cash interest expense related to convertible promissory notes of $346,000, interest on promissory notes to related parties of $49,000, amortization of deferred financing costs of $9,000 and interest on the 10% convertible promissory notes of $1,000.

Deferred Taxes

In 2012 and 2011, the change in deferred taxes was fully offset by a valuation allowance, resulting in a $-0- net income tax provision.

Net Loss

For the year ended December 31, 2012, we incurred a net loss of ($4,530,000) or ($0.01) per share, as compared with net loss of ($2,992,000) or $0.01 per share for 2011. Included in the net losses for the years ended December 31, 2012 and 2011 was $2,952,000 and $1,606,000, respectively, of non-cash expenses, net of non-cash revenues.

Liquidity and Capital Resources

Our cash position at December 31, 2012 was $13,000, or a decrease of ($40,000) from the cash position of $53,000 at December 31, 2011. We had a working capital deficit of ($5,893,000) at December 31, 2012 which represents a ($2,140,000) decrease from the ($3,753,000) of negative working capital at December 31, 2011. Our current liabilities of $6,034,000 at December 31, 2012, increased by $1,806,000 from $4,228,000 at December 31, 2011. This increase primarily resulted from a $493,000 increase in accounts payable and accrued liabilities, a $1,460,000 increase in deferred compensation and a $60,000 increase in promissory notes to related parties, partially offset by a $108,000 decrease in the derivative liability related to convertible promissory notes, a $34,000 decrease in the net carrying amount of convertible promissory notes, a $10,000 decrease in unearned revenue and a $55,000 principal repayment of the mortgage loan payable.

Operating activities utilized cash of ($1,108,000) for the year ended December 31, 2012, a decrease of $230,000 from the cash utilized for operating activities of ($1,338,000) for the year ended December 31, 2011. Cash utilized by operating activities in the year ended December 31, 2012 resulted primarily from (i) a cash basis net loss of ($1,578,000) (after adding back non-cash stock-based compensation expense of $2,388,000, non-cash interest expense of $410,000, a provision for slow-moving and obsolete inventory of $236,000, depreciation and amortization of $66,000 and non-cash financing costs of $12,000, partially offset by a non-cash other operating income representing the change in embedded derivative liability of $130,000, non-cash licensing revenues of ($19,000) and unearned revenues of ($10,000); and (ii) an increase of $470,000 in accounts payable and accrued liabilities.

Cash generated from financing activities amounted to $1,069,000 in 2012. This was comprised of proceeds from private sales of shares of common stock and common stock warrants to the son of a director aggregating $355,000, proceeds $259,000 from sales of common stock under an equity line of credit with Dutchess Opportunity Fund II, LP, issuances of convertible promissory notes aggregating $244,000, proceeds from issuances of promissory notes to related parties, net of repayments, amounting to $230,000 and proceeds from a sales of shares of common stock to one of our directors amounting to $35,000, partially offset by principal repayments of ($55,000) on the mortgage loan payable.

Going Concern

We have incurred net recurring losses since inception, amounting to ($31,227,000), as of December 31, 2012 and had a stockholders’ deficiency of ($3,937,000). We will need to obtain additional working capital in order to continue to cover our ongoing cash expenses. In addition, the mortgage loan on our headquarters and research and development facility matures July 2013. The Company will be required to renegotiate the terms of an extension of the mortgage loan or successfully refinance the property with another mortgage lender, if possible. Failure to do so could adversely affect the Company’s financial position and results of operations.

These factors raise substantial doubt about our ability to continue as a going concern. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure needed additional working capital. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated April 15, 2013 with respect to our financial statements as of and for the year ended December 31, 2012 that these circumstances raise substantial doubt about our ability to continue as a going concern.

During 2012, we restricted variable costs to only those expenses that are necessary to perform activities related to efforts to raise working capital to enable us to commence production of our CSRV system technology products, research and development and general administrative costs in support of such activities.

During the years ended December 31, 2012 and 2011, we raised $1,123,000 and $1,357,000, respectively, of new working capital from sales of our common stock and common stock warrants, issuance of promissory notes to related parties and issuance of convertible promissory notes. We also received insurance settlement proceeds of $50,000 in 2012 and realized a gross sales margin of $60,000 and revenues from research and development of $150,000 in 2011. Through April 9, 2013, we raised additional working capital of $207,000, consisting of proceeds, net of repayments, from issuances of promissory notes to George J. Coates and Bernadette Coates, spouse of George J. Coates amounting to $70,000 and $41,000, respectively, net proceeds of a convertible promissory note of $60,000 and sales of common stock and warrants to the son of a director of $35,000.

Our financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Additional Release Payments are currently due us amounting to $5,847,000 under the Escrow Agreement. At this time, Almont is unable to pay the balance due us until it raises sufficient new working capital. As a result, we have needed to rely more heavily on other sources for raising new working capital for our operations. Almont, which has been assigned the Canadian License and rights to the US License, is required to remit to us 60% of the proceeds from any new working capital raised, with the exception of proceeds of equipment lease financing transactions. In addition, the annual minimum purchase requirements under both the United States and Canadian licensing agreements of 120 engine generators per year will also become effective upon the commencement of production of the Gen Sets for Almont). Almont is a privately held company. Its ability to make the Release Payments due to us and to honor the minimum purchase requirements under the licenses is dependent on its success in raising new equity capital and its ability to generate positive cash flow. Thus far, Almont has made nonrefundable payments to us totaling $150,000 in 2011 and $700,000 prior thereto. Prior to Almont becoming the assignee of the Canadian License and rights to the US License, WWE made nonrefundable payments to us totaling $4,303,000. At this time, it is unlikely that Almont will be able to make additional payments to us for the Release Payment until we raise sufficient new working capital to commence production and shipments of Gen Sets to Almont. We continue to seek out new prospective customers interested in licensing our technology; however, there can be no assurance that we will be able to secure such new licensing agreements.

Sources of working capital and new funding being pursued by us include (i) sales of common stock and warrants in private transactions, (ii) issuances of promissory notes and convertible promissory notes, (iii) new equity investment and/or up front licensing fees from prospective new sublicensees, (iv) a private placement of equity securities; (v) additional non-refundable payments of the Release Payment under the Escrow Agreement, (vi) resumption of manufacturing and sales of CSRV Units; and, (vii) cash down payments from potential new customers. There can be no assurance that we will be successful in securing any of these sources of additional funding. In this event, we may be required to substantially or completely curtail our operations, which could have a material adverse affect on our operations and financial condition.

At December 31, 2012, current liabilities were primarily comprised of deferred compensation payable of $1,912,000, a $1,575,000 mortgage loan which matures in July 2013, $1,020,000, legal fees due to a law firm for its representation of us in litigation over the past several years, promissory notes and a convertible note due to related parties aggregating $518,000, an embedded derivative liability related to our convertible promissory notes of $135,000, $77,000 related to convertible promissory notes, net of unamortized discount, unearned revenue of $19,000, $175,000 of accrued compensation and benefits, accrued interest expense of $118,000, accounts payable of $49,000, other legal and professional fees of $220,000 and other accrued expenses of $215,000.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments at December 31, 2012 (rounded to thousands of dollars):

	Total	Amount due within 2013
Deferred compensation payable	$1,912,000	$1,912,000
Mortgage loan payable	1,575,000	1,575,000
Promissory notes to related parties	507,000	507,000
Convertible promissory notes	120,000	120,000
Maturity of 10% promissory notes	10,000	10,000
Total	$4,124,000	$4,124,000

Total non-cash compensation cost related to nonvested stock options at December 31, 2012 that has not been recognized was approximately $179,000. This compensation expense will be recognized in the future over a remaining weighted average period of approximately 6 months.

New Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities”. This update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Such disclosures are required for:

1.	Recognized financial instruments and derivative instruments that are offset in accordance with either Section 210-20-45 or Section 815-10-45.
2.
Recognized financial instruments and derivative instruments that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.

This standard is effective for interim periods and fiscal years beginning on or after January 1, 2013. We do not believe that adoption of this standard will have a material effect on our consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table lists the current members of our board of directors and our executive officers as of April 19, 2013. Our directors hold office until their successors have been duly elected and qualified. The address for our directors is c/o Coates International, Ltd., Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719. There are no family relationships among members of our board or our executive officers, with the exception of Gregory Coates, who is the son of George J. Coates. The board of directors did not meet during the year ended December 31, 2012.

Name	Age	Position

George J. Coates	73	Director, Chairman of the Board, Chief Executive Officer and President

Gregory Coates	42	Director, co-Secretary and President, Technology Division

Barry C. Kaye	59	Director, Treasurer and Chief Financial Officer

Dr. Richard W. Evans	81	Director and co-Secretary

Dr. Frank Adipietro	55	Director *, **

Dr. Michael J. Suchar	57	Director *, **

Richard Whitworth	64	Director *, **, ***

*           Serves as an independent director.
**         Serves as a member of our compensation committee
***       Serves as a member of our audit committee

George J. Coates is our founder and served from the inception of the Company until October 2006 as a director, Chairman of the Board of Directors, President and Chief Executive Officer, Thereafter, he was employed by us in a non-executive position, and was considered by us as to be a significant employee. Effective March 2007, Mr. Coates assumed the position of Chairman of our Board. He replaced his son Gregory Coates who continues to serve as a Director, co-Secretary and President, Technology Division. Mr. Coates was also appointed Chief Executive Officer and President at that time.

George J. Coates served two apprenticeships in Europe while attending the College of Technology in London, and as an associate member of Society of Automotive Engineers (“S.A.E.”) He received The City and Guilds of London for electrical and mechanical engineering. He is a former management director of SCR Motor Engineers of Europe and holds the certificate of Ministry of Transport in the United Kingdom. He worked as an engineer for Rolls Royce and Mercedes Benz, BLMC, Austin, and D. Napier. He holds approximately 300 patents worldwide on innovations and technologies, including the Coates rotary valve system and a turbine engine, among others. He invented coolant disc brakes and a hydraulic suspension. He has delivered lectures and presentations at:

●	RWTH Aachen University, Aachen, Germany,
●	University of Birmingham, Birmingham, England
●	Rutgers University, New Brunswick, New Jersey, USA.

He is a member of the Society of Mechanical Engineers and S.A.E. He received awards in 1995 for achievement in designs in automotive engineering from the S.A.E. He also received awards in 2001 for outstanding achievements in Mechanical engineering from the American Society of Mechanical Engineers. Mr. Coates has extensive experience in international corporate business and has developed many long time associates and contacts in the business and scientific communities around the world.

Gregory Coates became a director of the Company in October 2006, and had served as the Chairman of our Board of Directors until March 2007. In October 2006, he became our President – Technology Division. For more than fifteen years, Gregory Coates has worked with us as a design engineer, working in research and development, designing and building the CSRV system technology and adapting this technology to various existing applications. He created certain of our licensed inventions, and patented certain of them. Gregory Coates is an Associate Member of the Society of Automotive Engineers, Inc., and a Member of the American Society of Mechanical Engineers. He graduated from the College of Technology in Ireland. He invented and patented the Multi Sequential Fuel Management System, a vital component of our CSRV engines and also holds patents on other innovative technologies.

Barry C. Kaye became a director of the Company in October 2006 and has been serving as our Treasurer and Chief Financial Officer since October 2006. Mr. Kaye is a Certified Public Accountant in both New York and New Jersey. Mr. Kaye served as Vice President, Finance from 2009 to 2010 for Results Media, LLC, a company that provided direct mail marketing services. From 2006 to 2009, Mr. Kaye served as Vice President, Finance and Operations for Corporate Subscription Management Services, LLC, a company that processes orders as agent for various publishers. Since 1999, he has been serving as an Executive Business Consultant with BCK Business Consulting which provides various business consulting services to the business community. From 2004 to 2005, Mr. Kaye served as Corporate Controller of Development Corporation for Israel, a registered broker-dealer that distributes bonds of the government of Israel. He was the Vice President, Finance & Operations for Alliance Corner Distributors, Inc., a company engaged in sales and distribution of video games and other forms of digital entertainment media from 2003 to 2004. From 1987 to 1999, he served as Group Vice President, Finance at Sharp Electronics Corporation, a $3.5 billion company engaged in sales and distribution of consumer electronics, office equipment products and microelectronic components, where he was responsible for all finance and “back office” operations. From 1976 to 1987, Mr. Kaye worked for Arthur Andersen & Co. where he achieved the position of Senior Audit Manager. He is a member of the American Institute of Certified Public Accountants as well as a member of the New York and New Jersey State Societies of Certified Public Accountants. Mr. Kaye received his Bachelor of Science in Accounting degree, graduating with Cum Laude distinction from Brooklyn College of the City University of New York.

Richard W. Evans became a director of the Company in May 1996. Dr. Evans holds an ED.D degree from Rutgers University and served as Supervisor of the Highland Park School in Highland Park, New Jersey, a post held for more than five years until his retirement in June 1996.

Michael J. Suchar became a director of the Company in May 1996. Dr. Suchar earned a Doctor of Dental Surgery degree from Temple University School of Dental Medicine. He also earned a Bachelors of Science degree from Villanova University. Dr. Suchar attained the position of Director of Dental Medicine, St Christopher’s Hospital for Children, Philadelphia, PA. He serves on the Medical Executive Committee at St. Christopher’s, along with other hospital committees. He has been practicing pediatric dentistry for more than twenty years. Dr. Suchar also has a patented invention in the field of aviation security.

Frank J. Adipietro became a director of the Company in October 2006. Dr. Adipietro earned an M.D. degree from Downstate Medical School, Brooklyn, New York. He has also earned an undergraduate degree from New York University, graduating with Phi Beta Kappa and Magna Cum Laude distinction. He has been practicing in the area of anesthesia and interventional pain management for more than twenty years. He serves as President of the Medical Staff at Eastern Long Island Hospital in Greenpoint, New York since 2009 and serves on numerous hospital committees. He was affiliated with Lenox Hill Hospital, New York, NY for more than ten years in the field of anesthesiology.

Richard Whitworth became a director of the Company in October 2006. Mr. Whitworth earned a Bachelor of Science degree from the University of Florida and has completed extensive post-graduate coursework and seminars in Law, Public Administration, Health Policy, Finance, Criminal Justice, Social Work and Education. He has been serving as the president of the Whitworth Group Inc. for more than the past 20 years. The Whitworth Group specializes in governmental and public relations, organizational development and financial services. Prior to that, he was the Director for the DWI Program Office for the Florida Supreme Court from 1979 to 1987. From 1976 to 1978 he was the Director of Prevention for the Florida Association Drug Abuse Treatment and Education Centers, Inc. From 1974 to 1976 he served as Specialist, Health and Mental Health, Aging Program Office for the Department of Health and Rehabilitation Services. Prior to that, he was the Director of Prevention for the Drug Abuse Program under the direction of the Department of Health and Rehabilitation Services.

Family Relationships

George J. Coates is the father of Gregory Coates. Bernadette Coates, the spouse of George J. Coates, is employed as an administrative manager of the Company. No other family relationships exist between the directors and executive officers of the Company.

Board Committees

Our board of directors established an audit committee and a compensation committee in October 2006. All of the members of each of these standing committees are independent as defined under NASDAQ rules and, in the case of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act. Richard Whitworth is the sole member of our audit committee.

Audit Committee

The audit committee’s responsibilities include: appointing, approving the compensation of, and assessing the independence of our independent auditor; overseeing the work of our independent auditor, including through the receipt and consideration of reports from the independent auditor; reviewing and discussing with management and our independent auditor our annual and quarterly financial statements and related disclosures; monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics; discussing our risk management policies; establishing policies regarding hiring employees from our independent auditor and procedures for the receipt and retention of accounting related complaints and concerns; meeting independently with our independent auditor and management; and preparing the audit committee report required by SEC rules to be included in our proxy statements, if any.

All audit services and all non-audit services, except de minimis non-audit services, must be approved in advance by the audit committee.

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. We have not been able to identify a qualified audit committee financial expert to serve in such capacity.

During the year ended December 31, 2012, the Audit Committee held one audit committee meeting. In connection with the audit of our financial statements as of and for the years ended December 31, 2012 by Cowan, Gunteski & Co., P.A., our Independent Public Accounting Firm, our audit committee has communicated with Cowan, Gunteski & Co., P.A. regarding the matters required to be discussed by the Statement on Auditing Standards No. 61 as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has received the written disclosures and the letter from Cowan, Gunteski & Co., P.A. required by Independence Standards Board Standard No. 1 as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with Cowan, Gunteski & Co., P.A. their independence.

The audit committee has reviewed and discussed our audited financial statements as of and for the years ended December 31, 2012 with management and based on this review and discussion has recommended to the board of directors that such audited financial statements be included in this annual report on Form 10-K for filing with the Securities and Exchange Commission.

Compensation Committee

The compensation committee’s responsibilities include:
●	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;
●	determining the compensation of our chief executive officer;
●	reviewing and approving, or making recommendations to our board of directors with respect to the compensation of our other executive officers;
●	overseeing an evaluation of our senior executives;
●	overseeing and administering our cash and equity incentive plans; and
●	reviewing and making recommendations to our board with respect to director compensation.

The Compensation Committee did not meet during the year ended December 31, 2012.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will manage for the long-term benefit of our stockholders. In that regard, we have established and adopted charters for the audit committee and compensation committee, as well as a code of business conduct and ethics applicable to all of our directors, officers and employees. Our code of business conduct and ethics can be viewed on our website at www.coatesengine.com.

Compensation Committee Interlocks and Insider Participation

George J. Coates, Gregory Coates and Barry C. Kaye are executive officers and members of our board of directors. None of our executive officers serves as a member of our compensation committee, audit committee or other committee serving an equivalent function. None of the current members of the compensation committee of our board have ever been one of our employees.

Liability Limitations and Indemnification

The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated charter and amended and restated by-laws incorporated by reference as exhibits to this report. We refer in this section to our amended and restated charter as our charter, and we refer to our amended and restated by-laws as our by-laws.

Our charter and by-laws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

●	any breach of their duty of loyalty to the corporation or its stockholders;
●	acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

The limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

Our charter and by-laws provide that we will indemnify our directors and officers, and may indemnify other employees and agents, to the maximum extent permitted by law. We believe that indemnification under our by-laws covers at least negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of actions taken in his or her capacity as an officer, director, employee or agent, regardless of whether the by-laws would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under our charter or by-laws or the indemnification agreements we have entered into with our directors and officers, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Involvement in Certain Legal Proceedings

To the best of our knowledge, other than as disclosed below, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Mark D. Goldsmith, a former executive of the Company, filed a lawsuit in which he asserts that we are liable to him for breach of an employment contract that we assert never became effective. In the opinion of management, Mr. Goldsmith’s performance was unsatisfactory and, accordingly, he was offered the opportunity to resign. Further, management is of the opinion that the claim of Mr. Goldsmith is baseless because we had cause to terminate our relationship with Mr. Goldsmith. We intend to vigorously defend this lawsuit and have instituted a counterclaim against Mr. Goldsmith. We believe that Mr. Goldsmith misrepresented his background and capabilities to induce us and/or Coates Motorcycle Company, Ltd. to hire him. We are also contending that certain of Mr. Goldsmith's business decisions were made to further his self-interest rather than our interests. We believe that Mr. Goldsmith's claims have no basis in fact and, accordingly, that the outcome of this legal action will not be material to our financial condition or results of operations. Efforts by the court to settle this matter have been unsuccessful. Trial is currently scheduled for May 28, 2013. We intend to vigorously defend against Mr. Goldsmith’s claims and pursue our counterclaims.

Our officers and directors are not a party to any other litigation that is material to our business.

Section 16(a) Beneficial Ownership Reporting Compliance

We know of no person, who, at any time during the fiscal year ended December 31, 2012 to the date hereof, was a director, officer or beneficial owner of more than ten percent of any class of our equity securities (a "Reporting Person"), that failed to file on a timely basis any reports required to be furnished pursuant to Section 16(a). Based upon a review of Forms 3, 4 and 5 furnished to us under Rule 16(a)-3(d), we know of no Reporting Person that failed to file the required reports within the required time limits. Under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than ten 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the United States Securities and Exchange Commission.

Based solely upon a review of copies of such reports filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that as of the date of this report, our executive officers, directors and greater than 10 percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

The following table sets forth the compensation of specified executive officers and directors for the years ended December 31, 2012 and 2011:

Summary Compensation Table

Name and Principal Position	Year	Salary		Stock Awards		Stock Option Awards		Anti-dilution Awards		All Other Compensation		Total

George J. Coates	2012	$250,000	(1)	$-		$115,993	(3)	$1,674,375	(4)	$26,924	(5)	$2,067,292
Chief Executive Officer and President	2011	$270,000	(1)	$254,969	(2)	$450,000	(3)	$22,199	(4)	$29,482	(5)	$1,026,650

Barry C. Kaye	2012	$-		$-		$-		$-		$67,475	(6)	$67,475
Chief Financial Officer and Treasurer	2011	$-		$-		$-		$-		$103,866	(6)	$103,866

Gregory Coates	2012	$150,000	(7)	$-		$-		$-		$22,557	(5)	$172,557
President, Technology Division	2011	$162,000	(7)	$-		$432,000	(8)	$-		$27,916	(5)	$621,916

Richard W. Evans	2012	$-		$-		$199,713	(10)	$-		$-		$199,713
Secretary and Director	2011	$-		$264,000	(9)	$34,740	(10)	$-		$-		$298,740

(1)
George J. Coates was compensated under an employment agreement which terminated in October 2011 and we have not entered into another employment agreement. For the years ended December 31, 2011, Mr. Coates was also paid $20,000 for unused vacation time.

(2)
No stock awards were made in 2012. During the year ended December 31, 2011, we made compensatory stock awards to Mr. Coates to recognize his efforts and years of service and support to the Company. This included 620,000 restricted shares of common stock with an estimated fair market value on the date of award of $130,000, which includes the estimated cost for the Company’s obligation under this award to pay the resulting personal income taxes of Mr. Coates. The shares underlying this award have not yet been issued. For the year ended December 31, 2011, we also made a compensatory award of 50,000 shares of Series A Preferred Stock representing the right to 500,000,000 shareholder votes with an estimated fair market value on the date of award of $124,969.

(3)
During the year ended December 31, 2012 and 2011, we granted 1,815,000 and 1,800,000 common stock options with exercise prices of $0.25 and $0.06 per share, respectively, to George J. Coates. These stock options expire in June 2027 and July 2026, respectively. The grant in 2012 will fully vest in June 2013 and the grant in 2011 became fully vested in July 2012.

(4)
Effective January 1, 2012, we established a new anti-dilution arrangement for George J. Coates which was approved by the board of directors and provides for the award of one new restricted share of our common stock to Mr. Coates for each new share of stock issued to any non-Coates family members as a result of a sale or conversion. Under the new arrangement, no shares of stock would be issued to George J. Coates in connection with any new shares of common stock issued upon sale or conversion of the our securities pursuant to any public offerings by the Company. For the year ended December 31, 2012, 20,275,046 shares of our common stock with an estimated fair market value of $1,674,375 were awarded to Mr. Coates for anti-dilution. Issuance of these shares was deferred until January 2013.

Prior to 2012, we had established an anti-dilution arrangement, approved by the board of directors, for George J. Coates which was designed to restore the Coates Family’s voting percentage upon any future issuance of new shares of the Company’s common stock as a result of a sale or conversion of securities into common stock. As a result of this arrangement, Mr. Coates would not experience a dilution in his voting percentage in connection with any matters brought before the shareholders for a vote. This arrangement was terminated as of December 31, 2011. For the year ended December 31, 2011, 8,882 shares of Series A Preferred Stock with an estimated fair market value of $22,199 representing the right to 88,820,000 shareholder votes were issued to George J. Coates pursuant to this anti-dilution arrangement in effect.

(5)	Other compensation for George J. Coates and Gregory Coates consisted of health and dental insurance, life insurance and payroll taxes for the years ended December 31, 2012 and 2011, respectively.

(6)
These amounts represent payments to Mr. Kaye for consulting services provided to us during 2012 and 2011, respectively. For the year ended December 31, 2012, Mr. Kaye earned an additional $46,750, which was not paid and has been deferred until the Company has sufficient working capital to remit payment to him. This amount is included in accounts payable and accrued liabilities in the accompanying balance sheet at December 31, 2012.

(7)
Gregory Coates was being compensated under an employment agreement which terminated in October 2011 and we have not entered into another employment agreement. For the year ended December 31, 2011 Gregory Coates was also paid $12,000 for unused vacation time.

(8)
During the year ended December 31, 2011, we granted 1,800,000 common stock options to Gregory Coates which expire in 2026 with an exercise price of $0.24 per share. These stock options became fully vested in August 2012.

(9)
During the year ended December 31, 2011, we made a compensatory stock award of 1,100,000 restricted shares of our common stock to Dr. Richard W. Evans to recognize his years of service and support to the Company. These shares were not issued until April 2012. We have agreed to pay all the personal income taxes related to his receipt of this award. The estimated fair market value of this award, including estimated taxes to be paid by us amounted to $264,000.

(10)
During the year ended December 31, 2012, we granted 3,125,000 common stock options with an exercise price of $0.06 per share to Dr. Richard W. Evans. These stock options will fully vest in June 2013 and expire in 2027. The estimated fair value of these stock options on the date of grant was $199,713. During the year ended December 31, 2011, we granted 200,000 common stock options with an exercise price of $0.25 per share to Dr. Richard W. Evans, which expire in 2026. The estimated fair market value of these stock options on the date of grant was $34,740. These stock options became fully vested in February 2012.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards to our executives as of December 31, 2012:

Name	Number of Securities Underlying Unexercised Options that are Exercisable	Number of Securities Underlying Unexercised Options that are Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Exercise Price	Option Expiration Date
George J. Coates	1,000,000	-		-	$0.44	10/23/2021
	50,000	-		-	$0.43	11/3/2024
	275,000	-		-	$0.40	11/18/2025
	1,800,000	-		-	$0.25	7/26/2026
		1,815,000	(1)		$0.06	6/24/27
Gregory Coates	500,000	-		-	$0.44	10/23/2021
	1,800,000	-		-	$0.24	8/8/2026
Barry C. Kaye	125,000	-		-	$0.44	10/17/2021

(1) These stock options shall become fully vested on June 25, 2013.

Vesting of the stock options is subject to acceleration under certain circumstances in the event of an acquisition of the Company.

Director Compensation

A compensation program was adopted by the board of directors which provides for compensation to our directors in the amount of $1,000 per day, plus reasonable travel expenses. This compensation plan further provides for the granting of stock options to our non-employee directors from time to time under our 2006 Stock Option and Incentive Plan to purchase our common stock at an exercise price equal to the quoted closing price of our stock on the day prior to the date of grant.

The following summarizes the compensation paid to our non-employee directors for the years ended December 31, 2012 and 2011 (rounded to thousands of dollars):

Name of Director	Year Ended December 31,	Fees Earned or Paid in Cash	Stock Options Awarded (1)	Restricted Stock Awarded	Total Compensation

Dr. Frank J. Adipietro	2012	$-	$42,627	$-	$42,627
Dr. Richard W. Evans	2012	$-	$199,740	$-	$199,740

(1)
During the year ended December 31, 2012, we granted 3,125,000 and 667,000 common stock options with an exercise price of $0.06 per share to Dr. Richard W. Evans and Dr. Frank J. Adipietro, respectively. These stock options will fully vest in June 2013 and expire in 2027. The estimated fair value of these stock options on the date of grant was $200,000 and $43,000, respectively.

Employment contracts, termination of employment and change-in-control arrangements

There are currently no employment contracts with any of our employees and there have been no terminations or change-in-control arrangements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 19, 2013 for:

●	each of our executive officers and directors;
●	all of our executive officers and directors as a group; and
●	any other beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 339,384,756 shares outstanding as of April 19, 2013. Addresses of named beneficial owners are c/o Coates International, Ltd., Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719.

	Beneficial Ownership
	Outstanding Shares Beneficially Owned		Right to Acquire Within 60 Days After March 26, 2012	Shares Beneficially Owned
Name of Beneficial Owner				Number		Percentage

George J. Coates	235,832,857	1	3,125,000	238,957,857	(1)	69.17%

Gregory Coates	14,032,520		2,300,000	16,332,520		4.73%

Dr. Richard Evans	4,869,087		275,000	5,144,087		1.49%

Dr. Frank Adipietro	3,735,364		160,000	3,895,364		1.13%

Barry C. Kaye	975,358		125,000	1,100,358		0.32%

Dr. Michael J. Suchar	310,800		47,222	358,022		0.10%

Richard Whitworth	-		25,000	25,000		0.01%

All executive officers and directors as a group (7 persons)	259,755,986		6,057,222	265,813,208		76.95%

(1) Includes 1,956,960 shares owned by Mr. Coates' spouse and 1,165,507 shares owned by The Coates Trust, which is controlled by George J. Coates as Trustee. Beneficial ownership of these shares is disclaimed by George J. Coates.

George J. Coates owns 72,883 shares of Series A Preferred Stock which entitles him to 728,830,000 votes at all matters brought before the common stockholders for a vote. When added to the votes he is entitled to from his shares of common stock owned, the total number of votes represents an aggregate voting interest of more than 90%.

Securities Authorized for Issuance under Equity Compensation Plans

2006 Stock Option and Incentive Plan

Our 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by our board of directors by consent of George J. Coates, majority shareholder, was adopted by our shareholders. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the Stock Plan, we may grant options that are intended to qualify as incentive stock options (“incentive stock options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not intended to qualify as incentive stock options (“non-statutory options”), restricted stock and other stock-based awards. Incentive stock options may be granted only to our employees. A total of 12,500,000 shares of common stock may be issued upon the exercise of options or other awards granted under the Stock Plan. The maximum number of shares with respect to which awards may be granted in any calendar year to any employee under the Stock Plan shall not exceed 25% of that number.

The Stock Plan is administered by the board of directors and the Compensation Committee. Subject to the provisions of the Stock Plan, the board of directors and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made in cash, in a “cashless exercise” through a broker, or if the applicable stock option agreement permits, shares of common stock or by any other method approved by the board or Compensation Committee. Unless otherwise permitted by us, awards are not assignable or transferable, except by will or the laws of descent and distribution.

Upon the consummation of an acquisition of the business of the Company, by merger or otherwise, the board shall, as to outstanding awards (on the same basis or on different bases as the board shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the board deems appropriate, the estimated fair market value of which (as determined by the board in its sole discretion) shall not materially differ from the estimated fair market value of the shares of common stock subject to such awards immediately preceding the acquisition. In addition to or in lieu of the foregoing, with respect to outstanding stock options, the board may, on the same basis or on different bases as the board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the estimated fair market value (as determined by the board in its sole discretion) for the shares subject to such Options over the exercise price thereof. Unless otherwise determined by the board (on the same basis or on different bases as the board shall specify), any repurchase rights or other rights of the Company that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. We may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The board of directors or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Promissory Notes to Related Parties

During the years ended December 31, 2012 and 2011, we issued, in a series of transactions, promissory notes to George J. Coates and received cash proceeds of $194,755 and $374,595, respectively, and repaid promissory notes in the aggregate principal amount of $30,500 and $124,655, respectively. The promissory notes are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly.

During the years ended December 31, 2012 and 2011, we issued, in a series of transactions, promissory notes to Bernadette Coates, spouse of George J. Coates and received cash proceeds of $76,000 and $12,000, respectively, and repaid promissory notes in the aggregate principal amount of $10,000 and $18,037, respectively. The promissory notes are payable on demand and provided for interest at the rate of 17% per annum, compounded monthly.

In December 2011, we issued promissory notes to two of the Company’s directors, Dr. Richard W. Evans and Dr. Frank J. Adipietro and received cash proceeds of $120,000 and $50,000, respectively. The promissory notes are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly. During the year ended December 31, 2012, by mutual agreement between us and Dr. Richard W. Evans, a promissory note due to him in the principal amount of $120,000, was converted into 2,000,000 restricted shares of our common stock. During the year ended December 31, 2012, by mutual agreement between us and Dr. Frank J. Adipietro, a promissory note due to him in the principal amount of $50,000, plus accrued interest thereon of $7,327 was converted into 639,939 restricted shares of our common stock.

During the year ended December 31, 2011, by mutual agreement between us and Dr. Richard W. Evans, a promissory note due to him in the principal amount of $100,000, plus accrued interest thereon of $31,439 was converted into 768,648 restricted shares of our common stock. During the year ended December 31, 2011, by mutual agreement between us and Dr. Frank J. Adipietro, a promissory note due to him in the principal amount of $150,000, plus accrued interest thereon of $38,258 was converted into 1,100,922 restricted shares of our common stock.

In March 2011, by mutual consent, promissory notes, due to The Coates Trust, a trust controlled by George J. Coates, in the aggregate principal amount of $180,000, plus accrued interest thereon of $18,136 were converted into 1,165,507 shares of our common stock.

10% Convertible Note with a Related Party

A $10,000, 10% Convertible Note, which is held by Dr. Michael J. Suchar, a director of the Company, is convertible at the option of the holder, into shares of our common stock at an initial conversion rate that is determined by dividing the principal amount of the note being converted by $0.45. This convertible note is payable on demand. Interest shall accrue at the rate of 10% per annum and shall be payable at the time of repayment of principal. All interest shall be forfeited upon conversion, in which case the holder would be entitled to dividends declared, if any, on our common stock during the time the convertible note was outstanding. We have reserved 22,222 shares of our common stock for conversion of this note.

Share Issuances

In a series of transaction throughout the year ended December 31, 2012, we sold 5,557,375 restricted shares of our common stock, and 10,839,752 warrants to purchase one share of our common stock at exercise prices ranging from $0.045 to $0.12 per share in consideration for $355,000 received from the son of a director. In a series of transactions throughout the year ended December 31, 2011, we sold 1,930,035 restricted shares of our common stock, and 1,930,035 warrants to purchase one share of our common stock at exercise prices ranging from $0.25 to $0.35 per share in consideration for $525,000 received from the son of a director.

In March 2012, 190,185 unregistered shares of our common stock were sold to the son of Dr. Richard W. Evans, a director of the Company, in consideration for 185,185 tradable shares of common stock which were used to make a non-cash payment for services rendered to us.

During the year ended December 31, 2012, 551,281 restricted shares of our common stock were issued to Dr. Frank J. Adipietro, a director of the Company, in consideration for $35,000.

In 2011, we sold 200,000 restricted shares of our common stock in consideration for $50,000 received from Dr. Richard W. Evans.

In a series of transaction throughout the year ended December 31, 2012, a total of 20,275,046 shares of our restricted common stock were awarded to George J. Coates under an anti-dilution program in effect during the year. Of this amount, 18,593,313 shares of common stock were originally issued throughout 2012. In December 2012 these shares were cancelled and restored to unissued status. The entire 20,275,046 shares of common stock awarded in 2012 were then issued in January 2013. The estimated fair value of these shares amounted to $1,674,000.

In 2011, we granted a compensatory stock award of 620,000 restricted shares of our common stock to George J. Coates with an estimated fair value of $87,000, which amount is included in deferred compensation payable in the accompanying consolidated balance sheet as of December 31, 2012 and 2011 because final issuance of these shares has been deferred until 2013.

In April 2012, 1,100,000 and 240,000 restricted shares of our common stock that were originally awarded in December 2011 were issued to Dr. Richard W. Evans and Dr. Frank J. Adipietro, respectively. We are obligated to reimburse these directors for the incremental income taxes they incur as a result of these stock awards.

Stock Option Grants

In June 2012, we granted 1,815,000, 3,125,000 and 667,000 stock options to George J. Coates, Dr. Richard W. Evans and Dr. Frank J. Adipietro, respectively, with an exercise price per share of $0.06. These options vest in June 2013 and expire in 2027. The estimated fair value of these stock options was approximately $116,000, $200,000 and $43,000, respectively.

In August 2011, options to purchase 1,800,000 shares of our common stock at an exercise price of $0.24 per share were granted to Gregory Coates, a director and son of George J. Coates. These options became vested in August 2012 and expire in August 2026. The estimated fair value of these stock options was $432,000.

In July 2011, options to purchase 1,800,000 shares of our common stock at an exercise price of $0.25 per share were granted to George J. Coates. These options became vested in July 2012 and expire in July 2026. The estimated fair value of these stock options was $450,000.

In February 2011, options to purchase 200,000 shares of our common stock at an exercise price of $0.25 per share were granted to Dr. Richard W. Evans. These options became vested in February 2012 and expire in February 2026. The estimated fair value of these stock options was approximately $35,000.

All of these transactions were authorized by the board of directors. Proceeds from sales of common stock and warrants and from issuances of promissory notes were used for general working capital purposes.

Consulting Fees

For the year ended December 31, 2012, Barry C. Kaye, Treasurer and Chief Financial Officer was paid consulting fees of approximately $67,475. For the year ended December 31, 2012, Mr. Kaye earned an additional $46,750, which was not paid and has been deferred until the Company has sufficient working capital to remit payment to him.

Director Independence

We have used the definition of “independence” contained in the listing rules of The NASDAQ Stock Market to make the determination as to whether or not our directors are independent, because our common stock is not currently listed on a national securities exchange. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;
●
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
●
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The following table sets forth the members of our board of directors that are independent and certain board committee assignments:

Dr. Frank Adipietro	Director *, **

Dr. Michael J. Suchar	Director *, **

Richard Whitworth	Director *, **, ***

*	Serves as an independent director.
**	Serves as a member of our compensation committee
***	Serves as a member of our audit committee

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, this Registration Statement on Form S-1 under the Securities Act. This Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public via commercial document retrieval services.

Coates International, Ltd. and Subsidiaries

Index to Consolidated Financial Statements

December 31, 2012 and 2011

COWAN, GUNTESKI & CO., P.A.
CERTIFIED PUBLIC ACCOUNTANTS
730 HOPE ROAD
TINTON FALLS, NJ 07724

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Coates International, Ltd.

We have audited the accompanying consolidated balance sheets of Coates International, Ltd. and Subsidiaries as of December 31, 2012, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the year ended December 31, 2012. Coates International, Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coates International, Ltd. and Subsidiaries as of December 31, 2012, and the consolidated results of their operations and their cash flows for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company continues to have negative cash flows from operations, recurring losses from operations, and a stockholders’ deficiency. These conditions raise substantial doubt about their ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Cowan, Gunteski & Co., P.A.

Tinton Falls, New Jersey
April 15, 2013

MEYLER & COMPANY, LLC
CERTIFIED PUBLIC ACCOUNTANTS
ONE ARIN PARK
1715 HIGHWAY 35
MIDDLETOWN, NJ 07748

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Coates International, Ltd.

We have audited the accompanying consolidated balance sheets of Coates International, Ltd. and Subsidiary as of December 31, 2011, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the year ended December 31, 2011. Coates International, Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coates International, Ltd. and Subsidiary as of December 31, 2011, and the consolidated results of their operations and their cash flows for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company continues to have negative cash flows from operations, recurring losses from operations, and a stockholders’ deficiency. These conditions raise substantial doubt about their ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Meyler & Company, LLC

Middletown, New Jersey
March 29, 2012

Coates International, Ltd. and Subsidiaries
Consolidated Balance Sheets
As of December 31,

	2012	2011

Assets
Current Assets
Cash	$13,303	$52,955
Inventory, net	111,115	387,483
Deferred offering costs	16,207	33,969
Total Current Assets	140,625	474,407
Property, plant and equipment, net	2,241,847	2,303,073
Deferred licensing costs, net	55,299	59,583
Total Assets	$2,437,771	$2,837,063

Liabilities and Stockholders' Deficiency
Current Liabilities
Accounts payable and accrued liabilities	$1,797,439	$1,304,309
Deferred stock-based compensation payable	1,911,775	451,800
Mortgage loan payable	1,575,000	1,630,000
Promissory notes to related parties	507,694	447,440
Derivative liability related to convertible promissory notes	135,263	243,306
Convertible promissory notes, net of unamortized discount	77,363	111,775
Unearned revenue	19,124	29,124
10% Convertible note	10,000	10,000
Total Current Liabilities	6,033,658	4,227,754
License deposits	341,400	360,600
Total Liabilities	6,375,058	4,588,354

Commitments and Contingencies

Stockholders' Deficiency
Preferred Stock, $0.001 par value, 100,000,000 shares authorized, 72,883 and 72,883 shares issued and outstanding at December 31, 2012 and 2011, respectively	73	73
Common Stock, $0.0001 par value, 1,000,000,000 shares authorized, 305,078,818 and 284,127,846 shares issued and outstanding at December 31, 2012 and 2011, respectively	30,508	28,413
Additional paid-in capital	27,259,253	24,917,261
Accumulated deficit	(31,227,121)	(26,697,038)
Total Stockholders' Deficiency	(3,937,287)	(1,751,291)
Total Liabilities and Stockholders' Deficiency	$2,437,771	$2,837,063

The accompanying notes are an integral part of these consolidated financial statements.

Coates International, Ltd. and Subsidiaries
Consolidated Statements of Operations
For the Year Ended December 31,

	2012	2011

Sales	$-	$125,000
Cost of goods sold	-	65,446
Gross Margin	-	59,554
Revenue from research and development	-	150,000
Sublicensing fee revenue	19,200	14,400
Total Revenues	19,200	223,954
Expenses:
Research and development costs	825,504	359,463
General and administrative expenses	3,332,205	2,090,198
Depreciation and amortization	65,509	69,891
Total Expenses	4,223,218	2,519,552
Loss from Operations	(4,204,018)	(2,295,598)
Other Income (Expense):
Decrease (Increase) in estimated fair value of embedded derivative liabilities	130,146	(165,472)
Other income	60,000	-
Total other income (expense)	190,146	(165,472)
Interest expense, net	(516,211)	(530,495)
Loss Before Income Taxes	(4,530,083)	(2,991,565)
Provision for income taxes	-	-
Net Loss	$(4,530,083)	$(2,991,565)

Basic net loss per share	$(0.01)	$(0.01)
Basic weighted average shares outstanding	302,946,983	280,953,780
Diluted net loss per share	$(0.01)	$(0.01)
Diluted weighted average shares outstanding	302,946,983	280,953,780

The accompanying notes are an integral part of these consolidated financial statements.

Coates International, Ltd. and Subsidiaries
Statements of Stockholders' Deficiency
For the Two Years Ended December 31, 2012

	Series A Preferred Stock, $0.001 par value per share		Common Stock, $0.0001 par value per share		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency

Balance, January 1, 2011	14,001	$14	275,906,253	$27,591	$22,553,853	$(23,705,473)	$(1,124,015)
Issuance of Series A Preferred Stock to George J. Coates	58,882	59			147,109		147,168
Issuance of common stock to son of a director			1,930,036	193	524,807		525,000
Issuance of common stock to director			200,000	20	49,980		50,000
Conversion of convertible promissory notes to common stock			3,046,480	304	349,656		349,960
Issuance of common stock in satisfaction of promissory notes to related parties			3,035,077	304	517,529		517,833
Issuance of common stock under equity line of credit			10,000	1	1,489		1,490
Beneficial Conversion Feature on convertible promissory notes					325,055		325,055
Adjustment of embedded derivative liability related to convertible promissory notes					15,783		15,783
Stock-based compensation expense					432,000		432,000
Net Loss for the Year						(2,991,565)	(2,991,565)
Balance, December 31, 2011	72,883	73	284,127,846	28,413	24,917,261	(26,697,038)	(1,751,291)
Issuance of common stock to Dutchess Opportunity Fund II, LP			2,256,677	226	258,496		258,722
Issuance of common stock to director			551,281	55	34,945		35,000
Issuance of common stock and warrants to son of a director			5,747,560	575	379,149		379,724
Conversion of Convertible Promissory Notes			8,415,515	842	371,348		372,190
Issuance of common stock in satisfaction of promissory notes to related parties			3,547,279	354	231,413		231,767
Issuance or common stock to George J. Coates under anti-dilution arrangements			18,593,313	1,859	1,609,909		1,611,768
Common stock awarded to officers and directors			1,960,000	196	301,004		301,200
Cancellation of common stock previously issued to George J. Coates			(20,120,653)	(2,012)	(1,750,996)		(1,753,008)
Stock-based compensation expense					713,932		713,932
Beneficial Conversion Feature on Convertible Promissory Notes					192,792		192,792
Net loss for the year						(4,530,083)	(4,530,083)
Balance, December 31, 2012	72,883	$73	305,078,818	$30,508	$27,259,253	$(31,227,121)	$(3,937,287)

The accompanying notes are an integral part of these financial statements.

Coates International Ltd. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31,

	2012	2011

Net Cash Flows Used in Operating Activities
Net loss for the Year	$(4,530,083)	$(2,991,565)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities
Stock based compensation expense	2,388,307	1,030,968
Accrued interest not paid	410,144	403,561
Provision for slow moving and obsolete inventory	235,942	-
(Decrease) Increase in fair value of embedded derivative liabilities	(130,146)	165,472
Depreciation and amortization	65,509	69,891
Amortization of financing costs	11,822	4,269
Non-cash licensing revenues	(19,200)	(14,400)
Recognition of unearned revenues	(10,000)	(125,000)
Cost of sales not requiring an outlay of cash	-	53,473
Research & development expenses not requiring an outlay of cash	-	17,764
Changes in Operating Assets and Liabilities
Interest reserve account - restricted	-	1,643
Accounts Receivable	(10)	11,440
Inventory	-	44,516
Deferred Financing Costs	-	(47,238)
Accounts Payable and accrued liabilities	469,586	27,408
Unearned revenue	-	10,000
Net Cash (Used in) Operating Activities	(1,108,129)	(1,337,798)
Net Cash Provided by (Used in) Investing Activities	-	-
Cash Flows Provided by (Used in) Financing Activities:
Issuance of common stock and warrants	355,000	525,000
Issuance of common stock to director	35,000	50,000
Issuance of common stock under equity line of credit	258,722	1,490
Issuance of convertible promissory note	244,500	367,000
Issuance of promissory notes to related parties	270,755	556,595
Repayment of promissory notes to related party	(40,500)	(142,692)
Release from Interest reserve	-	60,000
Repayment of Mortgage Loan	(55,000)	(80,000)
Net Cash Provided by Financing Activities	1,068,477	1,337,393

Net Decrease in Cash	(39,652)	(405)
Cash, beginning of period	52,955	53,360
Cash, end of period	$13,303	$52,955

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$112,029	$138,516

Supplemental Disclosure of Non-cash Financing Activities:
Conversion of convertible promissory notes	$372,190	$349,960
Conversion of promissory notes to related parties	231,768	517,833
	$603,958	$867,793

The accompanying notes are an integral part of these consolidated financial statements.

Coates International, Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
As of December 31, 2012 and 2011 for the Two Years then Ended
(All amounts rounded to thousands of dollars)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Coates International, Ltd. is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988. Coates International, Ltd. and its majority-owned subsidiaries Coates Oklahoma Engine Manufacturing, Ltd. (“Coates Oklahoma”) and Coates Hi-Tech Engines, Ltd. (Coates Hi-Tech”) (collectively, the “Company”) operate in Wall Township, New Jersey. The Company’s majority-owned subsidiaries had not commenced operations as of December 31, 2012.

The Company has acquired the exclusive licensing rights for the Coates spherical rotary valve (“CSRV”) system technology in North America, Central America and South America (the “CSRV License”). The CSRV system technology has been developed over a period of more than 20 years by the Company’s founder George J. Coates and his son Gregory Coates. The CSRV system technology is adaptable for use in piston-driven internal combustion engines of many types and has been patented in the United States and numerous countries throughout the world.

The CSRV system technology is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven, automotive, truck, motorcycle, marine and electric power generator engines, among others. Unlike conventional valves which protrude into the engine cylinder, the CSRV system technology utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The CSRV system technology utilizes significantly fewer moving parts than conventional poppet valve assemblies. As a result of these design improvements, management believes that engines incorporating the CSRV system technology (“Coates Engines”) will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, CSRV Engines can be designed with larger openings into the engine cylinder than with conventional valves so that more fuel and air can be inducted into, and expelled from, the cylinder in a shorter period of time. Larger valve openings permit higher revolutions-per-minute (RPM’s) and permit higher compression ratios with lower combustion chamber temperatures, allowing the Coates Engine to produce more power than equivalent conventional engines. The extent, to which higher RPM’s, greater volumetric efficiency and thermal efficiency can be achieved with the CSRV system technology, is a function of the engine design and application.

Coates Hi-Tech was formed in 2012 for the purpose of applying for a package of business, finance and tax benefit incentives from state and local municipalities. Certain states and their municipalities generally will offer such incentives to companies as an inducement to establish manufacturing operations within their jurisdiction, resulting in a stimulus to their economy and the creation of new jobs. Should the Company accept such an incentive package and decide to locate its manufacturing operations in a particular state, it would be required to raise substantial new working capital to carry out such an undertaking.

Coates Oklahoma was formed in 2011 for the purpose of applying for a package of business, finance and tax benefit incentives. Oklahoma generally will offer such incentives to companies as an inducement to establish manufacturing operations in Oklahoma, resulting in a stimulus to the state economy and the creation of new jobs. Should the Company decide to locate its manufacturing operations in Oklahoma, it would be required to raise substantial new working capital to carry out this undertaking.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and rules and regulations of the Securities and Exchange Commission (the “SEC”).

Since the Company’s inception, the Company has been responsible for the development costs of the CSRV technology in order to optimize the value of the licensing rights and has incurred related operational costs, the bulk of which have been funded primarily through cash generated from sales of stock, short term promissory notes, capital contributions, loans made by George J. Coates, Bernadette Coates and certain directors, fees received from research and development of prototype models, licensing fees and a small number of CSRV engine generator sales. The Company has incurred substantial cumulative losses from operations since its inception. Losses from operations are expected to continue until the Coates Engines are successfully introduced into and accepted in the marketplace, or the Company receives substantial licensing revenues. These losses from operations were substantially related to research and development of the Company’s intellectual property rights, patent filing and maintenance costs and general and administrative expenses.

As shown in the accompanying consolidated financial statements, the Company has incurred recurring losses from operations and, as of December 31, 2012, had a stockholders’ deficiency of ($3,937,000). The Company will be required to renegotiate the terms of an extension of a $1,575,000 mortgage loan which matures in July 2013, or successfully refinance the property with another mortgage lender, if possible. Failure to do so could adversely affect the Company’s financial position and results of operations. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest their funds and low investor confidence, has introduced additional risk and difficulty to the Company’s challenge to secure needed additional working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management has instituted a cost control program intended to restrict variable costs to only those expenses that are necessary to complete its activities related to entering the production phase of operations, develop additional commercially feasible applications of the CSRV system technology, seek additional sources of working capital and cover general and administrative costs in support of such activities. The Company has been actively undertaking efforts to secure new sources of working capital. At the December 31, 2012, the Company had negative working capital of ($5,893,000) compared with negative working capital of ($3,753,000) at the end of 2011.

During the years ended December 31, 2012 and 2011, the Company raised $1,123,000 and $1,357,000, respectively, of new working capital from the following:

Description	2012	2011
Sales of shares of common stock and warrants to the son of a director	$355,000	$525,000
Sales of common stock to a director	35,000	50,000
Sales of common stock under equity line of credit	259,000	1,000
Issuance of convertible promissory notes	244,000	367,000
Issuance of promissory notes to related parties, net of repayments	230,000	414,000
	$1,123,000	$1,357,000

For the year ended December 31, 2011, the Company also received cash from research and development of $150,000 and earned gross profit of $60,000 from the sale of a CSRV electric power, engine generator.

In the fourth quarter of 2011, the Company identified cracks on the lower engine heads of its Gen Sets that resulted from a defect in the manufacturing by one of its suppliers. Based on testing of the Gen Set to confirm the Company’s resolution of this problem, management believes it has determined the cause of this cracked head condition. As soon as the Company raises sufficient working capital, it will procure new cast-steel head castings to resolve the cracked head problems with the engines originally shipped to Almont and undertake field testing of the generators, after which, it will begin larger scale production.

The Company continues to actively seek out new sources of working capital; however, there can be no assurance that it will be successful in these efforts. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Certain amounts included in the accompanying financials statements for the year ended December 31, 2011 have been reclassified in order to make them comparable to the amounts presented for the year ended December 31, 2012.

Principles of Consolidation

The financial statements of the Company were consolidated with the accounts of Coates Hi-Tech Engines, Ltd., a majority-owned subsidiary commencing in July 2012 and Coates Oklahoma Engine Manufacturing, Ltd., a majority-owned subsidiary commencing in August 2011. Neither of these companies had commenced operations at December 31, 2012. All significant intercompany transactions and accounts were eliminated in consolidation.

Revenue Recognition

Sales and cost of sales are recognized at the time of shipment, provided the risk of loss has transferred to the customer and collection of the sales price is reasonably assured. Shipping arrangements and costs are the responsibility of the customer.

Revenue from research and development activities is recognized when collection of the related revenues is reasonably assured and, when applicable, in accordance with Accounting Standards Update No. 2010-17, “Milestone Method of Revenue Recognition, a consensus of the FASB Emerging Issues Task Force”. This standard provides guidance on defining a milestone and permits recognition of revenue from research and development that is contingent upon achievement of one or more specified milestones defined in the research and development arrangements which meet specified criteria for such revenue recognition.

Unearned revenue represents a deposit from a customer for a CSRV Gen Set order. Revenue is recognized as described above.

Licensing deposits, which are non-refundable, received from the granting of sub-licenses, are recognized as earned, generally commencing upon the completion of certain tests and acceptance by the licensee. At that time, license revenue will be recognized ratably over the period of time that the sub-license has been granted using the straight-line method. Upon termination of a sub-license agreement, non-refundable license deposits, less any costs related to the termination of the sub-license agreement, are recognized as revenue. Revenue from research and development activities is recognized when earned and realization is reasonably assured, provided that financial risk has been transferred from the Company to its customer.

The Company commenced shipping production units to Almont under the Canadian Sublicense in April 2011 and began recognizing the license deposit of $300,000 on the Canadian Licensee as revenue on a straight-line basis over the approximate remaining life through 2027 of the last CSRV technology patent in force, at that date.

Research and Development

Research and development costs are expensed when incurred. For the year ended December 31, 2012, the Company charged $115,000 to expense for the estimated remediation costs for previously sold Gen Sets determined to have cracked heads.

Intellectual Property

Under a licensing agreement with George J. Coates and Gregory Coates, the Company obtained the rights to manufacture, use and sell the CSRV engine technology throughout the territory defined as the Western Hemisphere. In accordance with GAAP, the Company is not permitted to record a value for this intellectual property because it was obtained from principal stockholders, and, accordingly this intangible asset is not reflected in the accompanying consolidated financial statements.

Licensing Costs

Under the CSRV Licensing Agreement for the CSRV engine technology, the Company is responsible for all costs in connection with applying for, obtaining and maintenance of patents to protect the CSRV system technology. Such costs are expensed as incurred.

Advertising Costs

Advertising costs, which are included in general and administrative expenses, are expensed when incurred. Advertising expense amounted to $5,000 and $28,000 for the years ended December 31, 2012 and 2011, respectively.

Stock-Based Compensation

Compensation expense relating to stock-based payments is recognized as an expense using the fair value measurement method. Under the fair value method, the estimated fair value of awards to employees is charged to income on a straight-line basis over the requisite service period, which is the earlier of the employee’s retirement eligibility date or the vesting period of the award. The Company incurs non-cash, stock-based compensation expense for stock options awarded and for awards of restricted shares of its common stock under it 2006 Stock Option and Incentive Plan.

Deferred Stock-Based Compensation

Deferred stock-based compensation represents the estimated fair value of restricted shares of the Company’s common stock awarded to officers and directors, issuance of which has been delayed into the future, plus the estimated amount of the Company’s obligation to pay the personal income taxes of the award recipient.

Inventory

Inventory consists of raw materials and work-in-process, including overhead and is stated at the lower of cost or market determined by the first-in, first-out method. Inventory items designated as obsolete or slow moving are reduced to net realizable value. Market value is determined using current replacement cost.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the assets: 40 years for buildings and building improvements, 3 to 7 years for machinery and equipment and 5 to 10 years for furniture and fixtures. Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred.

In the event that facts and circumstances indicate that long-lived assets may be impaired, an evaluation of recoverability is performed. Should such evaluation indicate that there has been an impairment of one or more long-lived assets, the cost basis of such assets would be adjusted accordingly, at that time.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized and are adjusted when conditions indicate that deferred assets will be realized. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The Company evaluates any uncertain tax positions for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. In the event recognition of an uncertain tax position is indicated, the Company measures the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This process of evaluating and estimating uncertain tax positions and tax benefits requires the consideration of many factors, which may require periodic adjustments and which may not accurately forecast actual outcomes. Interest and penalties, if any, related to tax contingencies would be included in income tax expense.

Loss per Share

Basic net loss per share is based on the weighted average number of common shares outstanding without consideration of potentially dilutive shares of common stock. There were no shares of preferred stock outstanding with rights to share in the Company’s net income during the years ended December 31, 2012 and 2011. Diluted net income per share is based on the weighted average number of common and potentially dilutive common shares outstanding, when applicable.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These significant estimates include determining the fair value of convertible promissory notes containing embedded derivatives and variable conversion rates, determining a value for Series A Preferred Stock issued and certain limited anti-dilution rights granted to George J. Coates as more fully described in Note 17, assigning useful lives to the Company’s property, plant and equipment, determining an appropriate amount to reserve for obsolete and slow moving inventory, estimating a valuation allowance for deferred tax assets, assigning expected lives to, and estimating the rate of forfeitures of, stock options granted and selecting a trading price volatility factor for the Company’s common stock in order to estimate the fair value of the Company’s stock options on the date of grant or other appropriate measurement date. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT AND BUSINESS RISK

The Company maintains cash balances with one financial institution. Accounts at this institution are currently fully insured by the Federal Deposit Insurance Corporation.

The Company’s operations are devoted to the development, application and marketing of the CSRV system technology which was invented by George J. Coates, the Company’s founder, Chairman, Chief Executive Officer, President and controlling stockholder. Development efforts have been conducted continuously during this time. From July 1982 through May 1993, seven U.S. patents as well as a number of foreign patents were issued with respect to the CSRV system technology. Since inception of the Company in 1988, all aspects of the business have been completely dependent upon the activities of George J. Coates. The loss of George J. Coates’ availability or service due to death, incapacity or otherwise would have a material adverse effect on the Company's business and operations. The Company does not presently have any key-man life insurance in force for Mr. Coates.

The Company is highly dependent on Almont Energy Inc. (“Almont”) for cash flows, revenues and profits. Almont is the successor in interest under agreements with the Company including (i) a research and development agreement and an exclusive sub-licensing agreement covering the sale and distribution of natural gas fueled, industrial electric power CSRV engine generators (“Gen Sets”) for use in the generation of electrical power within the territory of Canada, and; (ii) the rights, subject to the provisions of a related escrow agreement, to an exclusive sub-licensing agreement covering the sale and distribution of Gen Sets for use in the generation of electrical power within the territory of the United States (the “Almont Agreements”). During the year ended December 31, 2011, the Company received a payment of $150,000 from Almont under these agreements. At December 31, 2012, Almont was obligated to the Company under the Almont Agreements for $5,847,000. In addition, Almont is also obligated to remit an additional $49 million toward the licensing fee provided for under the US License Agreement. It is not likely that Almont will be able to make additional payments of the Release Payment until the Company can raise sufficient new working capital to commence production and shipment of Gen Sets to Almont.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, Other Assets, Accounts Payable and Accrued Liabilities and Other Liabilities

With the exception of convertible promissory notes, the carrying amount of these items approximates their fair value because of the short term maturity of these instruments. The convertible promissory notes are reported at their estimated fair value determined as described in more detail in Note 16.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

4. LICENSING AGREEMENT AND DEFERRED LICENSING COSTS

The Company holds a manufacturing, use, lease and sale license from George J. Coates and Gregory Coates for the CSRV system technology in the territory defined as the Western Hemisphere (the “License Agreement”). Under the License Agreement, George J. Coates and Gregory Coates granted to the Company an exclusive, perpetual, royalty-free, fully paid-up license to the intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV system technology (the “CSRV Engine”) and that is currently owned or controlled by them (the “CSRV Intellectual Property”), plus any CSRV Intellectual Property that is developed by them during their employment with the Company. In the event of insolvency or bankruptcy of the Company, the licensed rights would terminate and ownership would revert back to George J. Coates and Gregory Coates.

Under the License Agreement, George J. Coates and Gregory Coates agreed that they will not grant any licenses to any other party with respect to the CSRV Intellectual Property.

At December 31, 2012 and 2011 deferred licensing costs, comprised of expenditures for patent costs incurred pursuant to the CSRV licensing agreement, net of accumulated amortization, amounted to $55,000 and $60,000, respectively. Amortization expense for the years ended December 31, 2012 and 2011 amounted to $4,000 and $4,000, respectively.

5. AGREEMENTS ASSIGNED TO ALMONT ENERGY INC.

In 1999, the Company granted a sublicense to Well to Wire Energy, Inc. ("WWE"), an oil and gas company in Canada. This sublicense provides for a $5,000,000 license fee to be paid to the Company and covers the use of the CSRV system technology in the territory of Canada in the oil and gas industry (the “Canadian License”). A separate research and development agreement (“R&D Agreement”) provided for WWE to pay an additional $5,000,000 fee to the Company in consideration for the development and delivery of certain prototype engines. The Company completed development of the prototypes in accordance with this agreement at the end of 2007. The research and development agreement had not been reduced to the form of a signed, written agreement.

In 2008, the Company also entered into an escrow agreement with WWE that provides conditional rights to a second sublicense agreement between the Company and WWE for the territory of the United States (the “US License”). The US License had been deposited into an escrow account and the grant of the license will not become effective until the conditions for release from escrow are satisfied. The US License provides for a license fee of $50 million.

In early 2010, with the prior consent of the Company, WWE assigned the Canadian License and the rights to the US License, subject to the terms and conditions of the Escrow Agreement, to Almont, a privately held, independent third party entity based in Alberta, Canada.

The Escrow Agreement requires that Almont, as the assignee, make a payment (“Release Payment”) to the Company equal to the then remaining unpaid balance of the Canadian License licensing fee, the R&D Agreement fee and the down payment of $1,000,000 required under the US License. Almont and WWE had been making periodic nonrefundable payments to the Company to pay down the Release Payment, including a payment of $150,000 during the year ended December 31, 2011. It is not likely that Almont will be able to make additional payments of the Release Payment until the Company can raise sufficient new working capital to commence production and shipment of Gen Sets to Almont. At December 31, 2012, the remaining balance of the Release Payment was $5,847,000.

In connection with the assignment of the Canadian License and the rights to the US License, Almont has also assumed all of the obligations set forth in the escrow agreement between the Company and WWE, with the following modifications:

●
The Release Payment Date, as defined in the Escrow Agreement had been extended to March 19, 2012. In early 2012, we agreed to extend the Release Payment Date under the Escrow Agreement until March 2014 to compensate for the delay caused by the late delivery of Gen Sets. Provided that Almont remits this entire unpaid balance to the Company on or before the Release Payment Date, the US License will be released from escrow and granted to Almont. Almont is required to remit to the Company 60% of all monies it raises from future equity or debt transactions, exclusive of proceeds from equipment purchase financing transactions, until the Release Payment is paid in full.

●
Almont also became obligated to pay the $49 million balance of the US License Fee to the Company. Payment shall be made quarterly in an amount equal to 5% of Almont’s quarterly net profits. In addition, Almont is required to remit a portion of the proceeds it receives from equity or debt transactions, exclusive of equipment financing transactions to the Company until the entire balance of the US License fee is paid in full. However, the entire $49 million licensing fee is required to be paid on or before February 19, 2016.

To the extent that Almont is not successful or experiences delays in remitting the balance of the Release Payment, the Company’s cash flow, results of operations and financial condition will be adversely affected.

The Canadian License

The Canadian License exclusively sublicenses within Canada the use of the CSRV system technology for industrial engines designed to generate electrical power. Additional provisions of the Canadian License agreement are as follows:

●	Sublicensee shall have the exclusive right to use, lease and sell electric power generators designed with the CSRV system technology within Canada.
●	Sublicensee will have a specified right of first refusal to market the electric power generators worldwide.
●
Upon commencement of the production and distribution of the electric power generators, the minimum annual number of generators to be purchased by Sublicensee in order to maintain exclusivity is 120. The Company has temporarily waived this provision due to the delay in delivery of Gen Sets. In the event Sublicensee fails to purchase the minimum 120 CSRV generator engines during any year, Sublicensee will automatically lose its exclusivity. In such a case, Sublicensee would retain non-exclusive rights to continue to use and sell the CSRV generator engines in the territory of Canada. Until otherwise agreed between the parties, the price per generator shall be $159,000.

●	Sublicensee is required to pay a royalty to the Company equal to 5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000.
●	All licensed rights under this license agreement related to the CSRV system technology will remain with the Company.

The US License

The US License will, upon Almont satisfying the Release Payment, grant to Almont the right to use, sell and lease within the defined territory, Licensed Products manufactured by the Company which are designed to generate electrical power. Licensed Products consist of CSRV Valve Systems, CSRV Valve Seals, CSRV Rotary Valve Spheres, CSRV Valve Components and CSRV Engines. Almont is also obligated to pay a royalty to the Company equal to 2.5% of its annual modified gross profit (which has been defined as sales, less cost of sales, plus $400,000).

The manufacture of any Licensed Products by Sublicensee is prohibited. Sublicensee is required to procure all internal combustion engines incorporating the CSRV Valve System from the Company or its designee. The license granted to Sublicensee is exclusive within the Territory, provided that Sublicensee satisfies the minimum annual purchase commitment of 120 internal combustion engines incorporating the CSRV system technology, the Coates Engines and all component parts. The Company has temporarily waived this provision due to the delay in delivery of Gen Sets. The agreement also grants Sublicensee a right of first refusal in the event that the Company negotiates an offer with another third party for a worldwide license to use the Licensed Products for the generation of electrical power.

The business plan of Almont, which is highly dependent on its ability to raise sufficient additional working capital, is based on its projected assessment of the marketplace demand for industrial generators and projects Gen Set purchases of up to 11,000 CSRV Units per year over the next 5 years. The Company would not be able to accommodate that demand until it ramps up its production capacity, which would likely require several years, once it enters into large scale production. Almont intends to issue standard purchase orders, issued based on market and customer demand. The Company is unable to confirm any orders until we have sufficient working capital in place to manufacture generators on a larger scale. Almont plans to finance its purchases from cash flow and by way of project and/or equipment financing, proceeds from issuance of equity or corporate debt instruments and conventional bank financing.

6. NON-BINDING PRELIMINARY LETTER OF INTENT TO MERGE WITH S.W.T. IN CHINA

In May 2011, the Company entered into a non-binding letter of intent with S.W.T., an established heavy equipment manufacturer in China providing for the merger of the two companies. The parties have verbally agreed to discontinue further action towards a merger transaction. Neither party incurred any costs to terminate this relationship.

7. COOPERATION AGREEMENT WITH TONGJI UNIVERSITY OF CHINA

The Company and the Coates Trust (collectively “Coates”) entered into a Cooperation Agreement with Tongji University of China (the “University”) for the purpose of enabling the University to undertake an evaluation and testing of the CSRV engine technology. The results of the evaluation and testing will be used to determine if, and to what extent, the engine technology could be applied in the manufacture and distribution of products in China. The Company is required to deliver to the University a 1600cc, 4-cylinder CSRV engine and a 1600cc, 4-cylinder poppet valve engine to facilitate comparison. The University is responsible for obtaining any required regulatory approvals in connection with the evaluation and testing activities. The costs and expenses of testing and evaluation of the engine shall be the responsibility of the University. The Company is required to provide technical assistance, as needed, to optimize the success of the evaluation and testing.

The University is to promptly furnish Coates with a copy of its findings. Provided the results of the evaluation and testing of the CSRV engines are deemed satisfactory, Coates will sublicense the CSRV technology to Chinese engine manufacturers for the territory to be defined in connection with any such licenses granted to Chinese manufacturers. The parties also entered into a Confidentiality and Non-Disclosure Agreement which provides for protection of the CSRV technical information and patents. The Coates Trust has expressed its intention to license the CSRV system technology rights to the Company for the territory to be defined in connection with any such licenses granted to Chinese manufacturers. To date, the terms of any such license have not been determined. At this time, the parties are not actively working on this cooperation agreement, but may agree to do so at some point in the future.

8. INVENTORY

Inventory at December 31, consisted of the following:

	2012	2011
Raw materials	$439,000	$473,000
Work-in-process	59,000	65,000
Finished goods	-	-
Less: Reserve for obsolescence	(387,000)	(151,000)
Total	$111,000	$387,000

During the year ended December 31, 2012, the Company determined that components and parts inventory with a carrying value of $236,000 became obsolete and, accordingly, charged this amount to research and development expense, thereby increasing the reserve for slow-moving and obsolete inventory to $387,000.

9. INVESTMENT IN MAJORITY-OWNED SUBSIDIARIES

Coates Hi-Tech Engines, Ltd. was formed in 2012 for the purpose of applying for a package of business, finance and tax benefit incentives in one or more states. The Company holds an approximately 66% interest in this company. Certain states generally will offer such incentives to companies as an inducement to establish manufacturing operations in their state, resulting in a stimulus to the state economy and the creation of new jobs. Should the Company decide to locate its manufacturing operations in one or more of these states, it would be required to raise substantial new working capital to carry out this undertaking.
Coates Oklahoma was formed in 2011 for the purpose of applying for a package of business, finance and tax benefit incentives. The Company holds an approximately 66% interest in this company. Oklahoma generally will offer such incentives to companies as an inducement to establish manufacturing operations in Oklahoma, resulting in a stimulus to the state economy and the creation of new jobs. Should the Company decide to locate its manufacturing operations in Oklahoma, it would be required to raise substantial new working capital to carry out this undertaking.

10. LICENSE DEPOSITS

License deposits, which are non-refundable, primarily relate to a $300,000 sublicense deposit received in prior years as a down payment on the Canadian License. The Company commenced shipping production units to Almont under the Canadian Sublicense in April 2011 and began recognizing the license deposit of $300,000 on the Canadian Licensee as revenue on a straight-line basis over the remaining life until 2027 of the last CSRV technology patent in force, at that date. Sublicensing fee revenue for the years ended December 31, 2012 and 2011 amounted to $19,000 and $14,000, respectively.

11. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at cost, less accumulated depreciation, consists of the following at December 31:

	2012	2011
Land	$1,235,000	$1,235,000
Building	964,000	964,000
Building improvements	83,000	83,000
Machinery and equipment	658,000	658,000
Furniture and fixtures	39,000	39,000
	2,979,000	2,979,000
Less: Accumulated depreciation	(737,000)	(676,000)
Total	$2,242,000	$2,303,000

Depreciation expense amounted to $61,000 and $66,000 for the years ended December 31, 2012 and 2011, respectively.

12. MORTGAGE LOAN PAYABLE

The Company has a mortgage loan on the land and building that serves as its headquarters and research and development facility which bears interest at the rate of 7.5% per annum and which matures in July 2013. Interest expense for the years ended December 31, 2012 and 2011 on this mortgage amounted to $122,000 and $126,000, respectively. The loan requires monthly payments of interest, plus $5,000 which is being applied to the principal balance. The remaining principal balance at December 31, 2012 was $1,575,000. The Company will be required to renegotiate the terms of a further extension of the mortgage loan or successfully refinance the property with another mortgage lender, if possible. Failure to do so could adversely affect the Company’s financial position and results of operations.

The loan is collateralized by a security interest in all of the Company’s assets, the pledge of five million shares of common stock of the Company owned by George J. Coates, which were deposited into escrow for the benefit of the lender and the personal guarantee of George J. Coates. The Company is not permitted to create or permit any secondary mortgage or similar liens on the property or improvements thereon without prior consent of the lender. Up to $500,000 of the principal balance of the mortgage loan may be prepaid each year without penalty. A prepayment penalty of 2% of the outstanding loan amount would be imposed if the loan is repaid in full at or before maturity unless such prepayment funds are obtained from a permanent mortgage loan with the lender.

13. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31 are as follows:

	2012	2011
Legal and professional fees	$1,240,000	$1,043,000
Accrued compensation and benefits	175,000	140,000
General and administrative expenses	149,000	82,000
Accrued interest expense	118,000	39,000
Research and development costs	115,000	-
Total	$1,797,000	$1,304,000

14. PROMISSORY NOTES TO RELATED PARTIES

During the years ended December 31, 2012 and 2011, the Company issued, in a series of transactions, promissory notes to George J. Coates and received cash proceeds of $195,000 and $375,000, respectively, and repaid promissory notes in the aggregate principal amount of $31,000 and $125,000, respectively. The promissory notes are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly.

During the years ended December 31, 2012 and 2011, the Company issued, in a series of transactions, promissory notes to Bernadette Coates, spouse of George J. Coates and received cash proceeds of $76,000 and $12,000, respectively, and repaid promissory notes in the aggregate principal amount of $10,000 and $18,000, respectively. The promissory notes were payable on demand and provided for interest at the rate of 17% per annum, compounded monthly.

In December 2011, the Company issued promissory notes to two of the Company’s directors, Dr. Richard W. Evans and Dr. Frank J. Adipietro and received cash proceeds of $120,000 and $50,000, respectively. The promissory notes are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly. During the year ended December 31, 2012, by mutual agreement between the Company and Dr. Richard W. Evans, a promissory note due to him in the principal amount of $120,000, was converted into 2,000,000 restricted shares of the Company’s common stock. During the year ended December 31, 2012, by mutual agreement between the Company and Dr. Frank J. Adipietro, a promissory note due to him in the principal amount of $50,000, plus accrued interest thereon of $7,000 was converted into 639,939 restricted shares of the Company’s common stock.

During the year ended December 31, 2011, by mutual agreement between the Company and Dr. Richard W. Evans, a promissory note due to him in the principal amount of $100,000, plus accrued interest thereon of $31,000 was converted into 768,648 restricted shares of the Company’s common stock. During the year ended December 31, 2011, by mutual agreement between the Company and Dr. Frank J. Adipietro, a promissory note due to him in the principal amount of $150,000, plus accrued interest thereon of $38,000 was converted into 1,100,922 restricted shares of the Company’s common stock.

In March 2011, by mutual consent, promissory notes, due to The Coates Trust, a trust controlled by George J. Coates, in the aggregate principal amount of $180,000, plus accrued interest thereon of $18,000 were converted into 1,165,507 shares of the Company’s common stock.

15. 10% CONVERTIBLE NOTE TO RELATED PARTY

The 10% Convertible Note, which is held by one of the Company’s directors, is convertible at the option of the holder, into shares of the Company’s common stock at an initial conversion rate that is determined by dividing the principal amount of the note being converted by $0.45. This convertible note is payable on demand. Interest shall accrue at the rate of 10% per annum and shall be payable at the time of repayment of principal. All interest shall be forfeited upon conversion, in which case the holder would be entitled to dividends declared, if any, on the Company’s common stock during the time the convertible note was outstanding. The Company has reserved 22,222 shares of its common stock for conversion of the remaining $10,000 balance of this note.

16. CONVERTIBLE PROMISSORY NOTES AND EMBEDDED DERIVATIVE LIABILITY

The Company entered into a series of securities purchase agreements (the “Purchase Agreements”) with an investor and issued convertible promissory notes, as follows:

Issued	Principal Amount	Stated Interest Rate	Maturity	Unamortized Discount at 12/31/12	Effective Interest Rate	Principal Balance, 12/31/12
February 2011	$32,000	8.00%	November 2011	$-	147%	-
May 2011	100,000	8.00%	February 2012	-	147%	-
July 2011	79,000	8.00%	April 2012	-	147%	-
September 2011	52,000	8.00%	June 2012	-	123%	-
October 2011	52,000	8.00%	July 2012	-	147%	-
November 2011	52,000	8.00%	August 2012	-	92%	-
January 2012	52,000	8.00%	October 2012	-	130%	-
April 2012	43,000	8.00%	January 2013	-	125%	-
June 2012	43,000	8.00%	March 2013	-	141%	12,000
August 2012	43,000	8.00%	May 2013	12,000	142%	43,000
September 2012	32,000	8.00%	June 2013	14,000	122%	32,000
November 2012	33,000	8.00%	August 2013	17,000	101%	33,000
	$613,000			$43,000		$120,000

At December 31, 2011, the principal amount of convertible promissory notes outstanding and the unamortized discount thereon was $235,000 and $83,000, respectively.

The promissory notes provide for interest at the rate of eight (8%) percent per annum and may be converted into unregistered shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of the Notes, at the option of the holder. The Conversion Price shall be equal to 61% multiplied by the Variable Conversion Rate which is equal to the average of the three (3) lowest closing bid prices of the Common Stock during the ten (10) trading day period prior to the date of conversion. The Notes also contain a prepayment option whereby the Company may make a payment to the holder equal to between 130% and 150% of the then outstanding unpaid principal, interest and any other amounts that might be due for penalties or any event of a default under the Notes during the 179-day period following the date of issuance of the Notes.

The 61% discounted Conversion Price establishes a beneficial conversion feature (“BCF”) which is required to be valued and accreted to interest expense over the six month minimum conversion period of the Convertible Notes. At December 31, 2012, the unamortized discount on the convertible promissory notes amounted to $43,000, which has been netted against the balance of the outstanding promissory notes in the accompanying consolidated balance sheet. For the years ended December 31, 2012 and 2011, the amount of interest expense resulting from accretion of the unamortized discount on the convertible promissory notes amounted to $295,000 and $330,000, respectively.

In accordance with GAAP, the conversion features associated with the convertible promissory notes represent derivatives. The estimated fair value of the embedded derivative liability is required to be remeasured at each balance sheet date. The estimated fair value of the embedded derivative liabilities related to promissory notes outstanding, was measured as the aggregate estimated fair value, based on Level 2 inputs, and amounted to $135,000 and $243,000, at December 31, 2012 and 2011, respectively. The income (expense) from the change in the estimated fair value of the embedded derivative liabilities amounted to $130,000 and ($165,000) for the years ended December 31, 2012 and 2011, respectively. This amount is included in the accompanying statements of operations as change in embedded derivative liability.

The embedded derivative liability arises because, based on historical trading patterns of the Company’s stock, the formula for determining the Conversion Rate is expected to result in a lower Conversion Rate than the closing price of the stock on the actual date of conversion (hereinafter referred to as the “Variable Conversion Rate Differential”. The estimated fair value of the derivative liabilities have been calculated based on a Black-Scholes option pricing model.

The Company made the private placement of these securities in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Act”), Rule 506 of Regulation D, and the rules and regulations promulgated thereunder, and/or upon any other exemption from the registration requirements of the Act, as applicable.

 17. CAPITAL STOCK

Common Stock

The Company’s common stock is traded on the Over the Counter Bulletin Board (“OTCBB”) market system Pink Sheets under the ticker symbol COTE.

Effective January 1, 2012, a new anti-dilution arrangement was established, pursuant to which George J. Coates, majority shareholder, is to be issued one restricted share of common stock of the Company for each new share issued to any person or entity that is not a member of the Coates family.

During the year ended December 31, 2012:

●
The Company sold in a series of transactions, 5,557,375 restricted shares of its common stock, and 10,839,752 warrants to purchase one share of its common stock at exercise prices ranging from $0.045 to $0.12 per share and received proceeds of $355,000 from the son of a director. These transactions were private sales of unregistered, restricted securities pursuant to stock purchase agreements.

●	The Company issued 190,185 restricted shares of its common stock to the son of a director in consideration for 185,185 tradable shares of common stock which were utilized to pay for services.

●
The Company sold a total of 551,281 restricted shares of its common stock in consideration for $35,000 to Dr. Frank J. Adipietro, director. These transactions were private sales of unregistered, restricted securities pursuant to a stock purchase agreement.

●
The Company sold a total of 2,256,677 registered shares of its common stock under an equity line of credit with Dutchess Opportunity Fund II, LP and received proceeds of $259,000. (See Note 23.) There were no offering costs related to the sales of these shares.

●
In a series of transactions, $372,000 principal amount of convertible promissory notes, including $12,000 of accrued interest thereon were converted into 8,415,515 restricted shares of the Company’s common stock.

●
The Company issued 1,100,000 and 240,000 restricted shares of its common stock to Dr. Richard W. Evans and Dr. Frank J. Adipietro, directors, respectively. These shares were originally awarded as compensatory stock awards in 2011.

●	By mutual agreement, a $120,000 principal amount promissory note due to Dr. Richard W. Evans was converted into 2,000,000 restricted shares of the Company’s common stock.

●
By mutual agreement, a $50,000 principal amount promissory note, plus accrued interest thereon of $7,000, due to Dr. Frank J. Adipietro, was converted into 639,939 restricted shares of the Company’s common stock.

●
Under the anti-dilution arrangement which became effective January 1, 2012, George J. Coates was awarded 20,275,046 restricted shares of the Company’s common stock during the year ended December 31, 2012. Of this amount, 18,593,313 shares of common stock were initially issued throughout 2012. In December 2012, these shares were cancelled and restored to unissued status. The entire 20,275,046 shares of common stock awarded in 2012 were then reissued in January 2013. The estimated fair value of these shares was $1,674,000, which amount is included in stock-based compensation expense in the accompanying consolidated statement of operations for the year ended December 31, 2012.

During the year ended December 31, 2011:

●
The Company sold in a series of transactions, 1,930,035 restricted shares of its common stock, and 1,930,035 warrants to purchase one share of its common stock at exercise prices ranging from $0.25 to $0.35 per share and in consideration for $525,000 received from the son of a director. These transactions were private sales of unregistered, restricted securities pursuant to stock purchase agreements.

●
The Company sold 200,000 restricted shares of its common stock in consideration for $50,000 received from Dr. Richard W. Evans. This transaction was a private sale of unregistered, restricted securities pursuant to a stock purchase agreement.

●
In a series of transactions, $350,000 principal amount of convertible promissory notes, including $13,000 of accrued interest thereon were converted into 3,046,480 restricted shares of the Company’s common stock.

●
The Company sold 10,000 registered shares of its common stock under an equity line of credit with Dutchess Opportunity Fund II, LP and received proceeds of $1,000. (See Note 23.) There were no offering costs related to the sale of these shares.

●
The outstanding balance of promissory notes issued to The Coates Trust, a trust controlled by George J. Coates, totaling approximately $198,000, including accrued interest thereon, was converted into 1,165,507 restricted shares of the Company's common stock.

●
The outstanding balance of promissory notes issued to Richard W. Evans and Frank J. Adipietro, including accrued interest totaling approximately $131,000 and $188,000, respectively, were converted into 768,848 and 1,100,922 restricted shares, respectively, of the Company's common stock.

●
The Company granted a compensatory stock award of 620,000 restricted shares of its common stock to George J. Coates. These shares were initially issued and later cancelled and restored to unissued status in 2012. The estimated fair value of these shares was $87,000. This amount is included in deferred stock-based compensation payable in the accompanying balance at December 31, 2012.

At December 31, 2012, the Company had reserved 46,166,880 shares of its common stock to cover the potential conversion of convertible securities and exercise of stock options and warrants.

Preferred Stock and anti-dilution rights

The Company is authorized to issue 100,000,000 new shares of preferred stock, par value, $0.001 per share (the “Preferred Stock”). The Company may issue any class of the Preferred Stock in any series. The board shall have authority to establish and designate series, and to fix the number of shares included in each such series and the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

The board has designated 100,000 shares of preferred stock as Series A Preferred Stock, $0.001 par value per share. Each share of Series A Preferred Stock entitles the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are submitted to a vote of shareholders. The Series A Preferred Stock does not provide the holder any rights to share in dividends or any distribution of assets to any other shareholders of any other class of the Company’s securities in a liquidation or for any other purpose.

In order to enable the Company to raise needed working capital, an anti-dilution arrangement was established which authorized the issuance of shares of Series A Preferred Stock to George J. Coates to restore the Coates Family’s voting percentage upon any future issuance of new shares of the Company’s common stock as a result of a sale or conversion of securities into common stock (except that no Series A Preferred Stock shall be issued to George J. Coates to restore the Coates Family voting percentage in connection with any new shares of common stock issued upon sale or conversion of the Company’s securities pursuant to public offerings by the Company). This anti-dilution arrangement was terminated on December 31, 2011 and replaced with a new anti-dilution arrangement as previously described.

During the year ended December 31, 2011, 8,882 shares of Series A Preferred Stock were issued to George J. Coates pursuant to an anti-dilution agreement in effect and a compensatory award of 50,000 shares of Series A Preferred Stock was granted to George J. Coates resulting in the right to 588,820,000 aggregate additional votes.

Each issuance of shares of Series A Preferred Stock to George J. Coates did not have any effect on the share of dividends or liquidation value of the holders of the Company’s common stock. However, the voting rights of the holders of the Company’s common stock are diluted with each issuance.

In 2010, the Company arranged for an independent professional services firm to determine the estimated fair value of the shares of Series A Preferred Stock provided to Mr. Coates. Based on this estimated valuation, the aggregate estimated fair value of the Series A Preferred Stock provided to Mr. Coates in 2011 amounted to $147,000. This amount, which did not require any outlay of cash, was recorded as stock-based compensation expense in the accompanying consolidated statement of operations for the year ended December 31, 2011.

18. UNEARNED REVENUE

The Company has received a non-refundable deposit of $19,000 from Almont in connection with its order for a natural gas fueled electric power CSRV engine generator, which is included in unearned revenue in the accompanying consolidated balance sheet at December 31, 2012.

19. SUBLICENSING FEE REVENUE

Sublicensing fee revenue for the year ended December 31, 2012 and 2011 amounted to $19,000 and $14,000, respectively. The Company commenced shipping production units to Almont under the Canadian Sublicense in April 2011 and began recognizing the license deposit of $300,000 on the Canadian Licensee as revenue on a straight-line basis over the approximate remaining life until 2027 of the last CSRV technology patent in force at that date.

20. OTHER INCOME

Other income includes insurance proceeds of $50,000 related to business interruption losses caused by the superstorm known as Sandy in November 2012. These proceeds reimbursed costs incurred included in operating expenses in the accompanying statement of operations for the year ended December 31, 2012. The balance of the other income of $10,000 is from the recognition of non-refundable unearned income related to the termination of discussions with S.W.T.

21. INCOME (LOSS) PER SHARE

At December 31, 2012, the Company had 36,658,370 shares of common stock potentially issuable upon assumed conversion of:

Description	Number of Underlying Shares of Common Stock	Exercise Price	Number Vested	Number Non-Vested
Common stock options	5,607,000	$0.0600	-	5,607,000
Common stock options	1,800,000	0.2400	1,800,000	-
Common stock options	2,000,000	0.2500	2,000,000	-
Common stock options	50,000	0.3900	50,000	-
Common stock options	360,000	0.4000	360,000	-
Common stock options	100,000	0.4300	100,000	-
Common stock options	1,750,000	0.4400	1,750,000	-
Common stock options	30,000	1.0000	30,000	-
Common stock warrants	333,333	0.0450	N/A	N/A
Common stock warrants	400,000	0.0500	N/A	N/A
Common stock warrants	2,181,819	0.0550	N/A	N/A
Common stock warrants	2,000,000	0.0600	N/A	N/A
Common stock warrants	4,269,838	0.0625	N/A	N/A
Common stock warrants	571,529	0.0700	N/A	N/A
Common stock warrants	666,666	0.0900	N/A	N/A
Common stock warrants	416,667	0.1200	N/A	N/A
Common stock warrants	1,200,000	0.2500	N/A	N/A
Common stock warrants	833,333	0.2700	N/A	N/A
Common stock warrants	333,333	0.3000	N/A	N/A
Common stock warrants	153,846	0.3250	N/A	N/A
Common stock warrants	1,028,570	0.3500	N/A	N/A
$10,000, 10% Convertible promissory note	22,222	0.4500	N/A	N/A
8% Convertible promissory notes	10,550,214	(1)	N/A	N/A
Total	36,658,370

(1) The principal amount of convertible promissory notes outstanding, none of which were eligible for conversion at December 31, 2012, was $120,000. The conversion rate is variable as it is equal to the average of the three lowest closing bid prices during the ten trading days prior to the date of conversion. The actual number of shares underlying these convertible instruments will likely vary from the number assumed above. The number of shares underlying these convertible notes was determined based on the three lowest closing bid prices during the ten trading days prior to December 31, 2012.

 At December 31, 2011, the Company had 13,053,057 shares of common stock potentially issuable upon assumed conversion of:

Description	Number of Underlying Shares of Common Stock	Exercise Price	Number Vested	Number Non-Vested
Common stock options	1,800,000	$0.240	-	1,800,000
Common stock options	2,000,000	0.250	-	2,000,000
Common stock options	50,000	0.390	50,000	-
Common stock options	360,000	0.400	360,000	-
Common stock options	100,000	0.430	100,000	-
Common stock options	1,750,000	0.440	1,750,000	-
Common stock options	30,000	1.000	30,000	-
Common stock warrants	1,200,000	0.250	N/A	N/A
Common stock warrants	833,333	0.270	N/A	N/A
Common stock warrants	333,333	0.300	N/A	N/A
Common stock warrants	153,846	0.325	N/A	N/A
Common stock warrants	1,028,570	0.350	N/A	N/A
Common stock warrants	210,000	1.100	N/A	N/A
$10,000, 10% Convertible promissory note	22,222	0.450	N/A	N/A
8% Convertible promissory notes	3,181,753	(1)	N/A	N/A
Total	13,053,057

(1) The principal amount of convertible promissory notes outstanding, none of which were eligible for conversion at December 31, 2011, was $235,000. The conversion rate is variable as it is equal to the average of the three lowest closing bid prices during the ten trading days prior to the date of conversion. The actual number of shares underlying these convertible instruments will likely vary from the number assumed above. The number of shares underlying the convertible notes outstanding at December 31, 2012 was determined based on the three lowest closing bid prices during the ten trading days prior to December 31, 2011.

For the years ended December 31, 2012 and 2011, none of the potentially issuable shares of common stock were assumed to be converted because the Company incurred a net loss in those years and the effect of including them in the calculation would have been anti-dilutive.

22. STOCK OPTIONS

The Company’s 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Company’s board in October 2006. In September 2007, the Stock Plan, by consent of George J. Coates, majority shareholder, was adopted by our shareholders. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries, if any. Under the Stock Plan, the Company may grant options that are intended to qualify as incentive stock options (“incentive stock options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not intended to qualify as incentive stock options (“non-statutory options”), restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of the Company. A total of 12,500,000 shares of common stock may be issued upon the exercise of options or other awards granted under the Stock Plan. The maximum number of shares with respect to which awards may be granted during any one year to any employee under the Stock Plan shall not exceed 25% of the 12,500,000 shares of common stock covered by the Stock Plan.

The Stock Plan is administered by the board and the Compensation Committee. Subject to the provisions of the Stock Plan, the board and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made in cash, in a “cashless exercise” through a broker, or if the applicable stock option agreement permits, shares of common stock or by any other method approved by the board or Compensation Committee. Unless otherwise permitted by the Company, awards are not assignable or transferable except by will or the laws of descent and distribution.

Upon the consummation of an acquisition of the business of the Company, by merger or otherwise, the board shall, as to outstanding awards (on the same basis or on different bases as the board shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation, or (c) such other securities or other consideration as the board deems appropriate, the fair market value of which (as determined by the board in its sole discretion) shall not materially differ from the fair market value of the shares of common stock subject to such awards immediately preceding the acquisition. In addition to, or in lieu of the foregoing, with respect to outstanding stock options, the board may, on the same basis or on different bases as the board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the board in its sole discretion) for the shares subject to such stock options over the exercise price thereof. Unless otherwise determined by the board (on the same basis or on different bases as the board shall specify), any repurchase rights or other rights of the Company that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The board or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

In June 2012, options to purchase 1,815,000, 3,125,000 and 667,000 shares of the Company’s common stock at an exercise price of $0.06 per share were granted to George J. Coates, Dr. Richard W. Evans and Dr. Frank J. Adipietro, respectively. These options become fully vested June 2013 and expire June 2027.

In August 2011, options to purchase 1,800,000 shares of the Company’s common stock at an exercise price of $0.24 per share were granted to Gregory Coates, director and son of George J. Coates. These options became vested in August 2012 and expire in August 2026.

In July 2011, options to purchase 1,800,000 shares of the Company’s common stock at an exercise price of $0.25 per share were granted to George J. Coates. These options became vested in July 2012 and expire in July 2026.

In February 2011, options to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.25 per share were granted to Dr. Richard W. Evans. These options became vested in February 2012 and expire in February 2026.

The estimated fair value of stock options granted during the years ended December 31, 2012 and 2011 was $358,000 and $917,000, respectively. The estimated fair value of 3,800,000 and 385,000 stock options which vested during the years ended December 31, 2012 and 2011 was $917,000 and $75,000, respectively. The estimated fair value of 3,800,000 nonvested stock options at December 31, 2012 was $358,000. Total compensation cost related to nonvested stock options at December 31, 2012 that has not been recognized was $179,000. This non-cash compensation expense will be recognized in the future over a remaining weighted average period of approximately 6 months.

For the years ended December 31, 2012 and 2011, the Company recorded non-cash stock-based compensation expense amounting to $714,000 and $432,000, respectively, relating to stock option grants. For the years ended December 31, 2012 and 2011, $229,000 and $144,000, respectively, of this amount was allocated to research and development expenses, $-0- and $3,000, respectively, of this amount was allocated to inventory and $485,000 and $285,000, respectively, of this amount is included in general and administrative expenses in the accompanying consolidated statements of operations.

A summary of the activity in the Company’s Stock Option Plan is as follows:

	Exercise Price Per Share	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price	Weighted Average Fair Value Per Stock Option at Date of Grant
Balance, 1/1/11	$0.44	2,290,000	12	1,905,000	0.44	0.36
Stock options granted	0.24	1,800,000	15	-	0.24	0.24
Stock options granted	0.25	2,000,000	15	-	0.25	0.24
Vested	0.40 - 0.44	-	11	285,000	0.40	0.22
Balance, 12/31/11	0.25 -1.00	6,090,000	12	2,290,000	0.32	0.28
Stock options granted	0.06	5,607,000	15	-	0.06	0.06
Vested	0.24	-	14	1,800,000	0.24	0.24
Vested	0.25	-	14	2,000,000	0.25	0.24
Balance, 12/31/12	0.06 – 1.00	11,697,000	14	6,090,000	0.19	0.18

The weighted average fair value of the Company's stock options was estimated using the Black-Scholes option pricing model which requires highly subjective assumptions including the expected stock price volatility. These assumptions were as follows:

●	Historical stock price volatility	139% - 180%
●	Risk-free interest rate	0.21%-4.64%
●	Expected life (in years)	4
●	Dividend yield	0.00

The valuation assumptions were determined as follows:

●
Historical stock price volatility: The Company utilized the volatility in the trading of its common stock computed for the 12 months of trading immediately preceding the date of grant for options granted in 2012 and 2011. Prior to 2011, the Company obtained the volatility factor of other publicly traded engine manufacturers that were also in the research and development stage.

●
Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of the grant for a period that is commensurate with the assumed expected option life.

●
Expected life: The expected life of the options represents the period of time options are expected to be outstanding. The Company has very limited historical data on which to base this estimate. Accordingly, the Company estimated the expected life based on its assumption that the executives will be subject to frequent black out periods during the time that the stock options will be exercisable and based on the Company’s expectation that it will complete its research and development phase and commence its initial production phase. The vesting period of these options was also considered in the determination of the expected life of each stock option grant.

●	No expected dividends.

The following table sets forth information with respect to stock options outstanding at December 31, 2012:

Name	Title	Number of Shares of Common Stock Underlying Stock Options	Exercise Price per Share	Option Expiration Date

George J. Coates	Chairman, Chief Executive Officer and President	1,000,000(1) 50,000(1) 275,000(1) 1,800,000(1) 1,815,000(2)	$0.44 0.43 0.40 0.25 0.06	10/23/2021 11/4/2024 11/17/2025 7/25/2026 6/24/27
Gregory Coates	Director and President, Technology Division	500,000(1) 1,800,000(1)	0.44 0.24	10/23/2021 8/8/2026
Barry C. Kaye	Director, Treasurer and Chief Financial Officer	125,000(1)	0.44	10/18/2021
Dr. Frank J. Adipietro	Non-employee Director	25,000(1) 50,000(1) 85,000(1) 667,000(2)	0.44 0.43 0.40 0.06	3/28/2022 11/3/2024 11/17/2025 6/24/27
Richard W. Evans	Non-employee Director and Secretary	25,000(1) 50,000(1) 200,000(1) 3,125 000(2)	0.44 0.39 0.25 0.06	3/28/2022 12/27/2024 2/15/26 6/20/27
Dr. Michael J. Suchar	Non-employee Director	25,000(1)	0.44	3/28/2022
Richard Whitworth	Non-employee Director	25,000(1)	0.44	3/28/2022
William Wolf. Esq.	Outside General Counsel	25,000(1)	0.44	4/4/2022
Company Supplier	Company Supplier	30,000(1)	1.00	10/7/2015

(1) These stock options are fully vested.

(2) These options will fully vest in June 2013.

23. INVESTMENT AGREEMENT WITH DUTCHESS FUNDS

In June 2011, the Company entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Investment Agreement, Dutchess committed to purchase, in a series of purchase transactions (“Puts”) up to Twenty Million ($20,000,000) Dollars of the Company’s common stock over a period of up to thirty-six (36) months.

The amount that the Company is entitled to request with each Put delivered to Dutchess is equal to, at its option, either (i) two hundred percent (200%) of the average daily volume (U.S. market only) of its common stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or (ii) five hundred thousand dollars ($500,000). The purchase price to be paid by Dutchess for the shares of common stock covered by each Put will be equal to ninety-four percent (94%) of the lowest daily volume weighted average prices of the common stock during the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date (the “Pricing Period”). “Put Notice Date” is the trading day immediately following the day on which Dutchess receives a Put Notice from the Company. During the years ended December 31, 2012 and 2011, the Company sold 2,256,677 and 10,000 shares of its common stock under this equity line of credit and received proceeds of $259,000 and $1,000, respectively.

In connection with the Investment Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Dutchess. Pursuant to the Registration Rights Agreement, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) which became effective in August 2011, covering 17,500,000 shares of the common stock underlying the Investment Agreement. In addition, during the term of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of such registration statement. Currently, the registration statement is not effective as it does not contain financial statements that are current. While the registration statement remains not effective, the Company is precluded from issuing additional Puts to Dutchess to raise additional working capital. The Company plans to file a post-effective amendment to this registration statement concurrent with or shortly after the filing of this report on Form 10-K, and will diligently endeavor to undertake the process, with the Securities and Exchange Commission, to restore the effectiveness of the registration statement as soon as practicable.

24. PLACEMENT AGENCY AGREEMENT WITH STONEGATE SECURITIES, INC.

The Company entered into a placement agent agreement with Stonegate Securities, Inc. (“Stonegate”) to act as its placement agent. Stonegate has the right during the Contract Period to identify for the Company prospective Purchasers in one or more Placements of Securities, the type and dollar amount being as mutually agreed to by the parties. The term of the agreement shall continue until cancelled by either party upon ten (10) days written notice.

As compensation for services rendered by Stonegate in connection with the successful placements, the Company has agreed to pay Stonegate a fee of eight percent (8%) of the gross proceeds from the sale of Securities it places. No fees shall be due and payable in connection with sales of Securities placed with investors not introduced to the Company by Stonegate or by a direct or indirect party previously introduced to the Company as a result of the efforts of Stonegate.

Upon closing of a Placement, the Company is required to issue to Stonegate restricted shares of common stock of the Company in an amount equal to two percent (2%) of the total number of shares of common stock sold, and/or in the event of a sale of convertible securities, the number of shares of common stock that would be potentially received upon a conversion of any convertible securities sold in the Placement. The number of such shares to be issued would be reduced by 200,000 shares of common stock previously issued to Stonegate upon execution of this agreement.

The Company shall also reimburse Stonegate for reasonable, actual out-of-pocket expenses incurred by Stonegate, provided, however, that such amount in total shall not exceed one percent (1%) of the gross proceeds of securities placed pursuant to this placement agent agreement. At this time, there have been no private placement transactions undertaken with the assistance of Stonegate.

25. EMPLOYMENT AGREEMENTS

George J. Coates

George J. Coates was being compensated under an employment agreement which originally provided for annual salary of $183,549, an annual performance bonus, vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans. In August 2008, the board authorized an increase in Mr. Coates’ annual base compensation under this prior agreement to $250,000. This employment agreement terminated in October 2011 and the Company has not entered into another employment agreement. Although George J. Coates is the majority shareholder of the Company, he could voluntarily terminate his employment with the Company at any time and for any reason. In such case, he would not be prevented from establishing one or more new businesses that might compete with the Company.

Gregory Coates

Gregory Coates was being compensated under an employment agreement which originally provided for annual salary of $79,898, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans. In August 2008, the board authorized an increase in Gregory Coates’ annual base compensation to $150,000. This employment agreement terminated in October 2011 and the Company has not entered into another employment agreement. Although Gregory Coates is a major shareholder of the Company, he could voluntarily terminate his employment with the Company at any time and for any reason. In such case, he would not be prevented from establishing one or more new businesses that might compete with the Company.

26. INCOME TAXES

Total deferred tax assets and valuation allowances are as follows at December 31:

	2012	2011

Current deferred tax asset - inventory reserve	$195,000	$100,000

Non-Current Deferred Tax Assets:
Net operating loss carryforwards	5,774,000	5,023,000
Stock-based compensation expense	1,436,000	734,000
Accrued liabilities not paid	492,000	442,000
Accrued interest on notes to related parties	64,000	-
Imputed interest related to convertible promissory notes	-	11,000
Total long-term deferred tax assets	7,767,000	6,391,000
Total deferred tax assets	7,961,000	6,491,000
Less: valuation allowance	(7,961,000)	(6,491,000)
Net deferred tax assets	$-	$-

The differences between income tax (benefit) provision in the financial statements and the income tax (benefit) provision computed at the U.S. Federal statutory rate of 34% at December 31, are as follows:

	2012	2011

Federal tax provision (benefit) at the statutory rate	34.0%	34.0%
State income tax provision (benefit), net of federal benefit	(2.7)	(2.6)
Net change in net operating loss carryforwards	(16.6)	23.4
Stock-based compensation expense	(15.6)	(13.8)
Decrease (Increase) in estimated fair value of embedded derivative liabilities	2.9	(2.2)
Provision for slow-moving and obsolete inventory	(2.1)	-
Accrued interest not deductible for tax return purposes	(1.2)	(0.7)
Accrued liabilities not deductible for tax return purposes	(1.1)	(1.2)
Total	(2.4)	36.9
Valuation allowance	2.4	(36.9)
Effective tax rate	0.0%	0.0%

At December 31, 2012, the Company had available, $15,677,000 of net operating loss carryforwards which may be used to reduce future federal taxable income, expiring between 2013 and 2032. At December 31, 2012, the Company had available $8,274,000 of net operating loss carryforwards which may be used to reduce future state taxable income, expiring between 2013 and 2032. For the years ended December 31, 2012 and 2011, the valuation allowance increased by $1,470,000 and decreased by ($940,000), respectively.

No liability for unrecognized tax benefits was required to be reported at December 31, 2012 and 2011. The Company has identified its federal tax return and state tax return in New Jersey as "major" tax jurisdictions, as defined. Based on the Company's evaluation, it has concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements. The Company's evaluation was performed for tax years ended 2009 through 2011, the only periods subject to examination. The Company believes that its income tax positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. For the years ended December 31, 2012 and 2011, there were no penalties and interest related to the Company’s income tax returns.

27. RELATED PARTY TRANSACTIONS

Issuances of Common Stock and Warrants

Issuances of common stock and common stock warrants to related parties during the years ended December 31, 2012 and 2011 to related parties are discussed in detail in Note 17

Issuances of common stock under anti-dilution arrangements to George J. Coates during the year ended December 31, 2012 are discussed in detail in Note 17

Conversions of promissory notes to related parties converted into restricted shares of the Company’s common stock are discussed n detail in Note 14.

Issuances of Promissory Notes

Issuances of promissory notes to related parties during the years ended December 31, 2012 and 2011 to related parties are discussed in detail in Note 14.

The promissory notes to related parties are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly.

At December 31, 2012, interest accrued but not paid on outstanding promissory notes to related parties, aggregated $99,000.

Stock Options Granted

Stock options granted to related parties during the years ended December 31, 2012 and 2011 are discussed in detail in Note 22.

Issuance of Preferred Stock to George J. Coates

Shares of Series A Preferred Stock awarded to George J. Coates during the year ended December 31, 2011 is discussed in detail in Note 18.

Personal Guaranty and Stock Pledge

George J. Coates has pledged certain of his shares of common stock of the Company to the extent required by the lender and provided a personal guaranty as additional collateral for a mortgage loan on the Company’s headquarters facility.

Compensation and Benefits Paid

The approximate amount of compensation and benefits, all of which were approved by the board, paid to George J. Coates, Gregory Coates and Bernadette Coates, exclusive of stock-based compensation for restricted shares of common stock awarded to George J. Coates and non-cash, stock-based compensation for employee stock options granted to George J. Coates and Gregory Coates, for the years ended December 31, 2012 and 2011, is summarized as follows:

	2012	2011
George J. Coates (a) (b) (c) (d) (e)	$277,000	$299,000
Gregory Coates (a) (f)	173,000	189,000
Bernadette Coates	77,000	81,000

(a)	Includes compensation paid in 2011for vacation earned but not taken.
(b)
Excludes compensation in 2012 consisting of 20,275,046 restricted shares of common stock awarded to George J. Coates pursuant to an anti-dilution arrangement in effect during the year ended December 31, 2012. Of this amount, 18,593,313 shares of common stock were initially issued throughout 2012. In December 2012, these shares were cancelled and restored to unissued status. The entire 20,275,046 shares of common stock awarded in 2012 were then reissued in January 2013. The estimated fair value of these shares was $1,674,000, which amount is included in stock-based compensation expense in the accompanying consolidated statement of operations for the year ended December 31, 2012.

(c)
Excludes compensation paid in 2011 consisting of 58,882 shares of Series A Preferred Stock issued to George J. Coates consisting of 8,882 shares issued pursuant to an anti-dilution arrangement and 50,000 shares issued for a compensatory stock award. The estimated fair value of these shares amounted to $143,000. Each share of Series A Preferred Stock entitles the holder to 10,000 votes per share for all matters brought before the common stockholders for a vote.

(d)
Excluded from the amounts reported above for 2012 and 2011, are 1,815,000 and 1,800,000 stock options with exercise prices of $0.06 and $0.25 per share, respectively. The estimated fair values of these stock options at the dates of grant were $116,000 and $450,000, respectively.

(e)
Excluded from the amount reported above for 2011 are 620,000 restricted shares of common stock awarded to George J. Coates which have not been issued. The Company is obligated to pay the personal income taxes of Mr. Coates related to this award. The estimated fair value of these shares, including related income taxes on the date of award was approximately $130,000.

(f)
Excluded from the amounts reported above for 2011 are 1,800,000 stock options with an exercise price of $0.24 per share. The estimated fair value of these stock options at the date of grant was $432,000.

Barry C. Kaye, Treasurer and Chief Financial Officer, was paid consulting fees of approximately $67,000 and $104,000 in 2012 and 2011, respectively. For the year ended December 31, 2012, Mr. Kaye earned an additional $47,000, which was not paid and has been deferred until the Company has sufficient working capital to remit payment to him.

28. CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table summarizes our contractual obligations and commitments at December 31, 2012:

	Total	Amount due within 2013
Deferred compensation payable	$1,912,000	$1,912,000
Mortgage loan payable	1,575,000	1,575,000
Promissory notes to related parties	507,000	507,000
Convertible promissory notes	120,000	120,000
Maturity of 10% promissory notes	10,000	10,000
Total	$4,124,000	$4,124,000

Total non-cash compensation cost related to nonvested stock options at December 31, 2012 that has not been recognized was approximately $179,000. This compensation expense will be recognized in the future over a remaining weighted average period of approximately 6 months.

29. LITIGATION AND CONTINGENCIES

Mark D. Goldsmith, a former executive of the Company, filed a lawsuit against the Company in January 2008 in which he asserts that the Company is liable to him for breach of an employment contract that never became effective. In the opinion of management, Mr. Goldsmith’s performance was unsatisfactory and, accordingly, he was offered the opportunity to resign. Further, management is of the opinion that the claim of Mr. Goldsmith is baseless because the Company had cause to terminate its relationship with Mr. Goldsmith. The Company intends to vigorously defend this lawsuit and has instituted a counterclaim against Mr. Goldsmith. The Company believes that Mr. Goldsmith misrepresented his background and capabilities to induce it and/or Coates Motorcycle Company, Ltd. to hire him. The Company also contends that certain of Mr. Goldsmith's business decisions were made to further his self-interest rather than its interests. The Company believes that Mr. Goldsmith's claims have no basis in fact and, accordingly, that the outcome of this legal action will not be material to its financial condition or results of operations. Efforts by the court to settle this matter have been unsuccessful. Trial is currently scheduled for May 28, 2013. The Company intends to vigorously defend against Mr. Goldsmith’s claims and pursue its counterclaims.

The Company had, in prior years, without prejudice to its position that the employment contract never became effective, accrued compensation under the terms of the employment agreement for accounting purposes only, of $96,000 of his salary. Although the Company does not intend to make any payments to Mr. Goldsmith in connection with this employment agreement, this amount is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

The Company is not a party to any other litigation that is material to its business.

30. NEW ACCOUNTING PRONOUNCEMENT

In December 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities”. This update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Such disclosures are required for:

●	Recognized financial instruments and derivative instruments that are offset in accordance with either Section 210-20-45 or Section 815-10-45

●
Recognized financial instruments and derivative instruments that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.

This standard is effective for interim periods and fiscal years beginning on or after January 1, 2013. The Company does not believe that adoption of this standard will have a material effect on its consolidated financial statements.

31. SUBSEQUENT EVENTS

Private Sales of Shares of Common Stock and Common Stock Warrants

In February 2013, the Company issued 999,999 unregistered, restricted shares of common stock and 2,000,001 common stock warrants to purchase one share of restricted common stock at a price per share of $0.035 to the son of a director in consideration for $35,000. This transaction was a private sale of unregistered, restricted securities.

Issuance of Convertible Note

Subsequent to year-end, the Company entered into an agreement whereby it is permitted to issue in a series of tranches up to $335,000 of convertible promissory notes which bear interest at 12% per annum and mature on the one year anniversary of the notes. In March 2013, the Company issued a $67,000 principle amount convertible promissory note under this arrangement and received cash proceeds of $60,000. The arrangement provides for an approximately 10.5% original discount on the principal amount of each tranche, which is netted against the amount funded to the Company. The promissory note may be prepaid at any time within the first 90 days, upon which the interest for the outstanding period will be forgiven. The lender may convert the promissory notes into shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to the lesser of $0.035 per share or 60% of the lowest trade price of the common stock in the 25 days prior to the date of conversion. The Company has reserved 35 million shares of its unissued common stock for potential conversion of the first tranche of $67,000.

Conversion of Convertible Promissory Notes

Subsequent to year-end, an aggregate of $92,000 principal amount of the convertible promissory notes, including interest thereon amounting $5,000, was converted by the holder into 5,705,447,unregistered shares of the Company’s common stock.

Shares of Common Stock Sold to Dutchess Opportunity Fund II, LP

Subsequent to year-end, the Company sold 86,128 registered shares of its common stock to Dutchess under an equity line of credit and received cash of $3,000 which was used for working capital purposes.

Issuance of Anti-dilution shares to George J. Coates

Subsequent to year-end, the Company issued 20,275,045 restricted shares of common stock to George J. Coates pursuant an anti-dilution arrangement with an estimated fair value of $1,674,000. The shares were originally awarded in 2012.

Subsequent to year-end, the Company awarded and issued 6,705,446 restricted shares of common stock to George J. Coates pursuant an anti-dilution arrangement with an estimated fair value of $238,000.

Issuance of stock award to George J. Coates

Subsequent to year-end, the Company issued 620,000 restricted shares of common stock to George J. Coates representing compensatory shares of common stock originally awarded in 2011.The estimated fair value of the shares of $87,000, plus estimated additional personal income taxes of Mr. Coates for which the Company was obligated, was included in deferred compensation payable in the accompanying balance sheet at December 31, 2012 and 2011.

Promissory Notes Issued to Related Parties

Subsequent to year-end, in a series of transactions the Company issued promissory notes payable on demand to George J. Coates and received cash proceeds of $87,000. The Company also repaid $17,000 of such promissory notes bringing the total principal amount of outstanding promissory notes due to George J. Coates to $511,000. These notes bear interest at 17% per annum, compounded monthly.

Subsequent to year-end, in a series of transactions the Company issued promissory notes payable on demand to Bernadette Coates and received cash proceeds of $48,000. The Company also repaid $6,500 of such promissory notes bringing the total principal amount of outstanding promissory notes due to Bernadette Coates to $107,000. These notes bear interest at 17% per annum, compounded monthly.

Deferral of Compensation

In order to preserve our working capital, George J. Coates, Barry C. Kaye and Bernadette Coates have voluntarily agreed to defer payment of their compensation for certain periods in 2013 and 2012, which as of March 25, 2013, amounted to approximately $38,000, $71,000 and $5,000, respectively. This deferred compensation is intended to be paid when raises sufficient new working capital.

32. EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS’ REPORT

In April 2013, the Company entered into a securities purchase agreement with an investor and issued an 8% convertible promissory note which matures in January 2014 and received cash proceeds of $40,000, net of financing costs of $2,500. The Notes may be converted into unregistered shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of issuance of the Notes, at the option of the holder. The Conversion Price shall be equal to 61% multiplied by the Variable Conversion Rate which is equal to the average of the three (3) lowest closing bid prices of the Common Stock during the ten (10) trading day period prior to the date of conversion. The net proceeds were used for general working capital purposes.

 17,500,000 Shares of Common Stock

Coates International, Ltd.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until March 18, 2012, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is April __, 2013

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$816.18
Transfer Agent Fees	-
Accounting fees	5,000.00
Legal fees and expense	20,000.00
Blue Sky fees and expenses	-
Total	$25,816.18

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholder, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

During the Period from January 1, 2013 to April 19, 2013:

In a series of transactions during 2013, we made private sales, pursuant to stock purchase agreements of 999,999 unregistered shares of our common stock and 2,000,001 common stock warrants to purchase one share of our common stock at an exercise price of $0.035 per share in consideration for $35,000 received from the son of Richard W. Evans, a director.

In February 2013, we issued 4,203,339 unregistered shares of our common stock to George J. Coates for anti-dilution protection related to new shares of common stock issued in 2013.

In March 2013, the Company issued a $67,000 principle amount convertible promissory note and received cash proceeds of $60,000. An approximately 10.5% original discount on the principal amount was netted against the amount funded to the Company. The promissory note may be prepaid at any time within the first 90 days, upon which the interest for the outstanding period will be forgiven. The lender may convert the promissory notes into unregistered shares of the Company’s common stock at any time beginning 180 days after the date of funding. The conversion rate shall be equal to the lesser of $0.035 per share or 60% of the lowest trade price of the common stock in the 25 days prior to the date of conversion. The Company has reserved 35 million shares of its unissued common stock for potential conversion of the first tranche of $67,000.

In April 2013, the Company entered into a securities purchase agreement with an investor and issued an 8% convertible promissory note which matures in January 2014 and received cash proceeds of $40,000, net of financing costs of $2,500. The Notes may be converted into unregistered shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of issuance of the Notes, at the option of the holder. The Conversion Price shall be equal to 61% multiplied by the Variable Conversion Rate which is equal to the average of the three (3) lowest closing bid prices of the Common Stock during the ten (10) trading day period prior to the date of conversion.

In a series of transactions during 2013, 8% convertible promissory notes with an aggregate principal balance of $87,500, plus accrued interest of $4,700 were converted into 5,705,447 unregistered shares of common stock.

We issued 20,275,045 restricted shares of common stock to George J. Coates pursuant an anti-dilution arrangement with an estimated fair value of $1,674,000. The shares were originally awarded in 2012.

We awarded and issued 6,705,446 restricted shares of common stock to George J. Coates pursuant an anti-dilution arrangement with an estimated fair value of $238,000.

We issued 620,000 restricted shares of common stock to George J. Coates representing compensatory shares of common stock originally awarded in 2011. The estimated fair value of these shares was $87,000.

During the year ended December 31, 2012:

In a series of transactions, we made private sales, pursuant to stock purchase agreements of 557,375 unregistered shares of our common stock, and 10,839,752 warrants to purchase one share of our common stock at exercise prices ranging from $0.045 to $0.12 per share and received proceeds of $355,000 from the son of Dr. Richard W. Evans, a director.

We issued 190,185 restricted shares of our common stock to the son of Dr. Richard W. Evans, a director in consideration for 185,185 tradable shares of common stock which were utilized to pay for services.

We made a private sale, pursuant to a stock purchase agreement of 551,281 unregistered shares of our common stock in consideration for $35,000 to Dr. Frank J. Adipietro, director.

In a series of transactions, $372,190 of 8% convertible promissory notes, including $13,190 of accrued interest thereon were converted into 8,415,515 unregistered shares of our common stock.

We issued 1,100,000 and 240,000 unregistered shares of its common stock to Dr. Richard W. Evans and Dr. Frank J. Adipietro, directors, respectively. These shares were originally awarded as compensatory stock awards in 2011.

By mutual agreement, a $120,000 principal amount promissory note due to Dr. Richard W. Evans was converted into 2,000,000 unregistered shares of the Company’s common stock.

By mutual agreement, a $50,000 principal amount promissory note, plus accrued interest thereon of $7,000, due to Dr. Frank J. Adipietro, was converted into 639,939 unregistered shares of the Company’s common stock.

Under the anti-dilution arrangement which became effective January 1, 2012, George J. Coates was awarded 20,275,046 unregistered shares of our common stock during the year ended December 31, 2012. Of this amount, 18,593,313 unregistered shares of common stock were initially issued throughout 2012. In December 2012, these shares were cancelled and restored to unissued status. The entire 20,275,046 unregistered shares of common stock awarded in 2012 were then reissued in January 2013. The estimated fair value of these shares was $1,674,000, which amount is included in stock-based compensation expense in the accompanying consolidated statement of operations for the year ended December 31, 2012.

During the year ended December 31, 2011:

In a series of transactions, we made private sales, pursuant to stock purchase agreements of 1,930,035 unregistered shares of our common stock, and 1,930,035 warrants to purchase one share of our common stock at exercise prices ranging from $0.25 to $0.35 per share and in consideration for $525,000 received from the son of Dr. Richard W. Evans, a director.

We made a private sale, pursuant to a stock purchase agreement of 200,000 unregistered shares of our common stock in consideration for $50,000 received from Dr. Richard W. Evans, a director.

In a series of transactions, $349,960 of 8%convertible promissory notes, including $13,460 of accrued interest thereon were converted into 3,046,480 unregistered shares of our common stock.

The outstanding balance of promissory notes issued to The Coates Trust, a trust controlled by George J. Coates, totaling approximately $198,136, including accrued interest thereon, was converted into 1,165,507 unregistered shares of our common stock.

The outstanding balance of promissory notes, including accrued interest, issued to Richard W. Evans and Frank J. Adipietro, directors, totaling approximately $131,439 and $188,258, respectively, were converted into 768,848 and 1,100,922 unregistered shares, respectively, of our common stock.

We granted a compensatory stock award of 620,000 unregistered shares of our common stock to George J. Coates. These shares were initially issued and later cancelled and restored to unissued status in 2012. The estimated fair value of these shares was $87,000.

We issued 58,882 unregistered shares of Series A Preferred Stock to George J. Coates consisting of 8,882 shares issued pursuant to an anti-dilution arrangement and 50,000 shares issued for a compensatory stock award. The estimated fair value of these shares amounted to $143,000.

During the year ended December 31, 2010:

We made private sale, pursuant to a stock purchase agreement of 400,000 unregistered shares of our common stock, and 400,000 warrants to purchase one share of our common stock at exercise price of $0.25 per share and in consideration for $40,000 received from the son of Dr. Richard W. Evans, a director.

We issued 4,001 unregistered shares of Series A Preferred Stock to George J. Coates pursuant to an anti-dilution arrangement. The estimated fair value of these shares amounted to $10,000.

All of the above shares were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933. All net proceeds received by us from these transactions were used for general working capital purposes.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibits
3.1
Restated Certificate of Incorporation of Coates International, Ltd. [Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 31, 2007, File No. 000-33155].

3.1(i)
Certificate of Amendment to Certificate of Incorporation of Coates International, Ltd. filed with the Secretary of State of Delaware on May 22, 2000 [Incorporated by reference to Exhibit 3.1(i) to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 31, 2007, File No. 000-33155].

3.1 (ii)
Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of Delaware on August 31, 2001 [Incorporated by reference to Exhibit 3.1(ii) to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 31, 2007, File No. 000-33155].

3.2
Bylaws of Coates International, Ltd. [Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 31, 2007, File No. 000-33155].

4.1
Certification of Designation of Series A Preferred Stock, effective April 30, 2009, filed with the Secretary of State of Delaware on April 9, 2013, as filed with the Securities and Exchange Commission on April 15, 2013. [Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012].

4.2
Certificate of Amendment of Certification of Designation of Series A Preferred Stock, effective May 24, 2011, filed with the Secretary of State of Delaware on April 9, 2013, as filed with the Securities and Exchange Commission on April 15, 2013. [Incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012].

5.1	Opinion of Counsel
10.1
License Agreement, dated September 29, 1999, with Well to Wire Energy, Inc. [Incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement and amendments thereto filed on Form 10-SB with the Securities and Exchange Commission, File No. 000-33155].

10.2
Amendment No. 1 to License Agreement with Well to Wire Energy Inc. dated April 6, 2000 [Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement and amendments thereto filed on Form 10-SB with the Securities and Exchange Commission, File No. 000-33155].

10.3
Amendment No. 2 to License Agreement with Well to Wire Energy Inc. dated July 21, 2000 [Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement and amendments thereto filed on Form 10-SB with the Securities and Exchange Commission, File No. 000-33155].

10.4
2006 Employee Stock Option and Incentive Plan adopted on October 25, 2006 [Incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005].

10.5
Amended and Restated License Agreement between the Coates and George J. Coates and Gregory Coates dated April 6, 2007 [Incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006].

10.6
Cooperation Agreement executed June 16, 2010 between the Company and Tongji University of China [Incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q filed on August 13, 2010].

10.7
Placement Agency Agreement between the Company and Stonegate Securities, Inc. dated December 21, 2007 [Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2008].

10.8
License Agreement between the Company and Well to Wire Energy, Inc. dated January 29, 2008 and executed on April 7, 2008 [Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2008].

10.9
Escrow Agreement between the Company and Well to Wire Energy, Inc. dated April 11, 2008 [Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2008].

10.10
Memorandum of Understanding dated February 8, 2010 among the Company, Well to Wire Energy, Inc. and Almont Energy, Inc. covering the consent of the Company to the assignment of the Canadian License, Research and Development Agreement, Rights to the US Licensing Agreement and the Right of First Refusal [incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.]

10.11
Securities Purchase Agreement between the Company and Asher Enterprises, Inc. covering the sale of a $78,500 convertible promissory note, dated August 19, 2010. Substantially identical Securities Purchase Agreement between the Company and Asher Enterprises, Inc. covering the sale of convertible promissory notes during the years ended December 31, 2010, 2011 and 2012 are not being filed as exhibits.

10.12
$78,500 Convertible Promissory Note, dated August 19, 2010, issued to Asher Enterprises, Inc. Substantially identical Convertible Promissory Notes issued to Asher Enterprises, Inc. during the years ended December 31, 2010, 2011 and 2012 are not being filed as exhibits.

10.13
Investment Agreement dated June 6, 2011, by and between the Company and Dutchess Private Equities Fund, Ltd. [Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 7, 2011].

10.14
Registration Rights Agreement dated June 6, 2011, by and between the Company and Dutchess Private Equities Fund, Ltd. [Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 7, 2011].

10.15	Agreement between Coates International, Ltd. and S.W.T., dated May 21, 2011. [Incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 filed on June 24, 2011].
10.16
Letter from Cummins confirming supply arrangement with Coates International, Ltd. [Incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 filed on June 24, 2011].

10.17
Letter from Meyler & Company, LLP to the Securities and Exchange Commission dated March 4, 2013 regarding the circumstances of their resignation as Independent Registered Public Accounting Firm for the Company. [Incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012].

14.1
Code of Business Conduct and Ethics as discussed in the Section “Directors, Executive Officers and Corporate Governance.” [Incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012].

21.1	List of Subsidiaries. [Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012].
23.1	Consent of Cowan, Gunteski & Co., P.A., filed herewith
23.2	Consent of Meyler & Company LLC, filed herewith
23.3	Consent of Counsel [filed as Exhibit 5.1 hereto], filed herewith

101.INS Ý	XBRL Instance Document.
101.SCH Ý	XBRL Taxonomy Extension Schema Document.
101.CALÝ	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF Ý	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB Ý	XBRL Taxonomy Extension Label Linkbase Document
101.PRE Ý	XBRL Taxonomy Extension Presentation Linkbase Document

Ý Furnished herewith. XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

ITEM 17.   UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Coates International, Ltd., the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registrations statement and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wall Township, New Jersey, on April 23, 2013.

COATES INTERNATIONAL, LTD.

By:	/s/ George J. Coates
George J. Coates,
Chairman and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George J. Coates	President and Chief Executive Officer	April 23, 2013
George J. Coates	(Principal Executive Officer)

/s/ Barry C. Kaye	Principal Financial Officer and Principal Accounting Officer	April 23, 2013
Barry C. Kaye

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by a majority of the board of directors and on the dates indicated.

Signature	Date

/s/ George J. Coates	April 23, 2013
George J. Coates

/s/ Barry C. Kaye	April 23, 2013
Barry C. Kaye

/s/ Gregory G. Coates	April 23, 2013
Gregory G. Coates

/s/ Dr. Richard W. Evans	April23, 2013
Dr. Richard W. Evans

/s/Dr. Frank Adipietro	April 23, 2013
Dr. Frank J. Adipietro

/s/ Michael J. Suchar	April 23, 2013
Dr. Michael J. Suchar

/s/ Richard H. Whitworth	April 23, 2013
Richard H. Whitworth